+As filed with the Securities and Exchange Commission on February 9, 2001.
                                                      REGISTRATION NO. 333-43258

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ------------------------

                             SMARTSERV ONLINE, INC.
                 (Name of Small Business Issuer in its Charter)

           DELAWARE                        7375                   13-3750708
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                ONE STATION PLACE
                               STAMFORD, CT 06902
                                 (203) 353-5950

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           RICHARD D. KERSCHNER, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             SMARTSERV ONLINE, INC.
                                ONE STATION PLACE
                               STAMFORD, CT 06902
                                 (203) 353-5950

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                          Copies of communications to:
                              MICHAEL J. SHEF, ESQ.
                      JENKENS & GILCHRIST PARKER CHAPIN LLP
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                          TELEPHONE NO.: (212) 704-6000
                          FACSIMILE NO.: (212) 704-6288


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ?

                         CALCULATION OF REGISTRATION FEE
  ========================================== ========================== ============================== ===========================
           TITLE OF EACH CLASS OF             AMOUNT TO BE REGISTERED         PROPOSED MAXIMUM                   AMOUNT OF
         SECURITIES TO BE REGISTERED                                      AGGREGATE OFFERING PRICE           REGISTRATION FEE
  ------------------------------------------ -------------------------- ------------------------------ ---------------------------
  Common Stock, par value $.01 per share            668,715 (1)                $23,300,705(2)                     $6,151
  ------------------------------------------ -------------------------- ------------------------------ ---------------------------


(1) Pursuant to Rule 416(b), there shall be deemed covered hereby all additional securities resulting from antidilution adjustments.
(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee for the common stock was based on the average of the closing bid and asked price of the common stock reported on the Nasdaq National Market on August 2, 2000.
(3) Does not include the following securities for which SmartServ paid a fee in connection with the filing of a Registration Statement on Form SB-2 (File No. 333-114) and for which this Registration Statement serves as Post-Effective Amendment No. 1: (i) 155,192 shares of SmartServ's common stock issuable upon exercise of warrants at $7.731 per share issued between September 1995 and March 1996 to certain bridge lenders, and (ii) 892,461 shares of SmartServ's common stock issuable upon the exercise of warrants at $7.731 per share issued in its March 1996 initial public offering.

    Pursuant to Rule 429, this Registration Statement serves as Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (File No. 333-114) relating to: (i) 155,192 shares of SmartServ's common stock issuable upon exercise of warrants at $7.731 per share issued between September 1995 and March 1996 to certain bridge lenders, and (ii) 892,461 shares of SmartServ's common stock issuable upon the exercise of warrants at $7.731 per share issued in its March 1996 initial public offering.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             SMARTSERV ONLINE, INC.


                       1,716,368 SHARES OF COMMON STOCK


         o The selling stockholders are offering to sell 823,907 shares of common stock of which 448,146 shares are issuable upon exercise of warrants.



                  This prospectus also covers (i) 892,461 shares of our common stock issuable upon the exercise of warrants at $7.731 per share which were issued in our March 1996 initial public offering. The warrants expire in March 2002.

         o We will not receive any proceeds from the offering of common stock.

         o Our common stock is traded and quoted on the Nasdaq National Market (NMS) under the symbol "SSOL". On February 5, 2001, the last reported bid price of our common stock was $10.313 and the last reported asked price was $10.375.


THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------


                The date of this prospectus is February __, 2001

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................3

ABOUT OUR COMPANY.............................................................3

SUMMARY FINANCIAL DATA........................................................3

RISK FACTORS..................................................................4

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS......................7

USE OF PROCEEDS...............................................................7

MARKET PRICE OF OUR COMMON STOCK AND PUBLIC WARRANTS..........................7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION......................................................9

BUSINESS.....................................................................14

MANAGEMENT...................................................................19

PRINCIPAL STOCKHOLDERS.......................................................27

SELLING STOCKHOLDERS.........................................................28

PLAN OF DISTRIBUTION.........................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................31

DESCRIPTION OF CAPITAL STOCK.................................................32

DELAWARE BUSINESS COMBINATION PROVISIONS.....................................34

INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................35

WHERE YOU CAN FIND MORE INFORMATION..........................................36

TRANSFER AGENT...............................................................36

LEGAL MATTERS................................................................36

EXPERTS......................................................................36

INDEX TO FINANCIAL STATEMENTS ..............................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights information included elsewhere in this document. You should carefully review the more detailed information and financial statements included in this document. The summary is not complete and may not contain all of the information you may need to consider before investing in our common stock. We urge you to carefully read this document, including the "Risk Factors" section beginning on page 4 and the Financial Statements and notes to those statements beginning on page F-1 of this document.

                                ABOUT OUR COMPANY

         Please note that throughout this prospectus, the words "we", "our" or "us" refer to SmartServ Online, Inc. and not to the selling stockholders.

         SmartServ Online, Inc. was organized in 1993. We are a business-to-business Web and wireless application services provider specializing in building and hosting content-rich and transaction-intensive applications for both mobile wireless and fixed wireline users. We deliver Internet-based content and trade order routing solutions, as well as "Web-to-Wireless" applications designed to facilitate e-commerce. We have developed online financial, transactional and media applications using a unique "device-independent" delivery solution and have designed applications that enable the receipt of information and the execution of transactions on wireless telephones and personal digital assistants. Our executive offices are located at One Station Place, Stamford, Connecticut 06902 and our telephone number is (203) 353-5950.

                             SUMMARY FINANCIAL DATA

         This summary financial data is derived from our financial statements for the fiscal years ended June 30, 2000, 1999 and 1998, and for the three month periods ended September 30, 2000 and 1999, certain of which are included elsewhere herein. You should read the following summary financial data in conjunction with the financial statements and notes to those statements.

                                     Three Months Ended September 30                  Years Ended June 30
                                   ---------------------------------    ------------------------------------------------
STATEMENT OF OPERATIONS                 2000             1999                2000            1999             1998
                                   ---------------- ---------------     ---------------- -------------  ----------------
        Revenues                       $1,013,528        $808,292       $   3,696,133   $   1,443,781    $     873,476

     Income (Loss) from Operations      2,107,633**      (326,684)**     (31,910,386)*     (3,750,471)*     (4,488,307)*
     Net Income (Loss)                  2,459,061**      (315,667)**     (30,993,559)*     (7,124,126)*     (5,040,009)*
     Basic earnings (Loss) per Share         0.47           (0.23)            (11.42)           (6.44)           (7.65)
     Diluted earnings (Loss) per             0.27           (0.23)            (11.42)           (6.44)           (7.65)
      Share

BALANCE SHEET                               September 30                                    June 30
                                   --------------------------------     ------------------------------------------------
                                       2000             1999                   2000            1999             1998
                                   ---------------- ---------------     ---------------- -------------  ----------------
      Cash and Cash Equivalents        $21,668,505      $1,103,443     $   24,016,345   $   2,165,551    $      354,225
      Working Capital (Deficiency)      19,783,186        (524,769)        21,887,491        (165,708)       (1,074,238)
      Total Assets                      24,795,612       2,840,462         26,702,824       3,820,598         1,276,853
      Total Liabilities and Deferred
         Revenue                         5,888,223       7,321,783          6,720,887        8,527,898         2,523,714
      Shareholders' Equity
         (Deficiency)                   18,907,389      (4,481,321)        19,981,937       (4,707,300)       (1,246,861)

* Included in such amount are noncash charges for stock-based compensation costs of $30,271,024 for the year ended June 30, 2000, $1,312,324 for the year ended June 30, 1999, and $660,576 for the year ended June 30, 1998.
** Included in such amount are noncash credits for stock based compensation of $4,661,402 for the three months ended September 30, 2000 and noncash charges for stock-based compensation of $272,951 for the three months ended September 30, 1999.

                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

         WE HAVE A HISTORY OF LOSSES AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

         We have incurred net losses of $30,993,559 for the year ended June 30, 2000, $7,124,126 for the year ended June 30, 1999, $5,040,009 for the year ended June 30, 1998, $4,434,482 for the year ended June 30, 1997 and $2,966,287 for the year ended June 30, 1996. However, included in the June 30, 2000 amount was a noncash charge for stock-based compensation of $30,271,024. On September 30, 2000, we had an accumulated deficit of $50,480,503. Losses have resulted principally from costs incurred in connection with activities aimed at developing our software, information and transactional services and from costs associated with our marketing and administrative activities. We have incurred substantial expenses and commitments and continue to have negative cash flows from operations. No assurance can be provided that we will be able to develop revenues sufficient to support our operations.

         WE DEPEND ON ONE CUSTOMER, AND THE LOSS OF THIS CUSTOMER COULD ADVERSELY AFFECT OUR OPERATING RESULTS

         Currently, substantially all of our revenues are generated through our licensing arrangement with Data Transmission Network Corporation, or DTN. Our results of operations will depend upon numerous factors including sustained revenues from our arrangement with DTN, the regulatory environment, introduction and market acceptance of new services, establishing alliances with strategic marketing partners and competition. We anticipate that our results of operations for the immediate future will continue to depend to a significant extent upon revenues from DTN and a small number of customers. However, under our amended agreement with DTN, SmartServ will be able to market those applications licensed to DTN in both wireline and wireless platforms with strategic marketing partners internationally effective December 2000, and within the United States and Canada effective September 2001. Pursuant to this amendment, SmartServ will continue to provide operational support through August 2001. Revenues earned from such services will be $83,000 per month through August 2001. In order to increase our revenues, we will need to attract and retain additional customers. Our failure to obtain a sufficient number of additional customers would adversely affect our results of operations.

         OUR BUSINESS DEPENDS UPON STRATEGIC MARKETING PARTNERSHIPS WHICH MAY NOT MATERIALIZE

         We intend to sell our services primarily by entering into non-exclusive agreements with strategic marketing partners who would brand our information and transaction services with their own private label, promote the product offering and then provide our information and e-commerce services to their clients. Our success will depend on:

         o our ability to enter into agreements with strategic marketing partners;

         o        the ultimate success of these strategic marketing partners;
                  and

         o the ability of the strategic marketing partners to successfully market our services.

         Our failure to complete our strategic alliance strategy or the failure of the strategic marketing partners to develop and sustain a market for our services would have a material adverse affect on our overall performance.

         Although we view strategic marketing alliances as a major factor in the successful commercialization of our services, there can be no assurance that the strategic marketing partners would view an alliance with us as significant to their businesses and any potential benefits from these arrangements may not materialize.

         THE MARKET FOR OUR BUSINESS IS DEVELOPING AND MAY NOT ACHIEVE THE GROWTH WE EXPECT

         Online information and transactional services, as well as the convergence of wireless and Internet technologies, are developing markets. Our future growth and profitability will depend, in part, upon consumer acceptance of online information and transactional services in general and a significant expansion in the consumer market for the delivery of such services via wireless telephones, personal digital assistants and personal computers. Even if these markets experience substantial growth, there can be no assurance that our services will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our services will depend in part upon our ability to create and develop additional services and adjust existing services in accordance with changing consumer preferences, all at competitive prices. Our failure to develop new services and generate revenues could have a material adverse effect on our financial condition and operating results.

         WE COMPETE AGAINST LARGER, WELL KNOWN COMPANIES WITH GREATER RESOURCES THAN WE HAVE

         The market for Web and wireless based information and transactional services is highly competitive and involves rapid innovation and technological change, shifting consumer preferences and frequent new service introductions. Most of our competitors and potential competitors have substantially greater financial, marketing and technical resources than we have. Increased competition in the market for our services could limit our ability to expand and materially and adversely affect our results of operations.

         The principal competitive factors in both the Internet-based and wireless services industry include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. We believe that potential new competitors, including large multimedia and information system companies, are increasing their focus on transaction processing. We face competition from numerous services delivered through personal computers. Although in its infancy, the wireless arena too has its competitors, such as Datalink Systems Corporation, I3 Mobile, Inc., Aether Systems, Inc., Tantau Software, Inc., 724 Solutions, Inc. and w-Trade Technologies, Inc. We expect competition to increase from existing competitors and from new competitors, including telecommunications companies.

         The information content provided through our software and communication architecture is generally purchased through non-exclusive distribution agreements. While we are not dependent on any single content provider, existing and potential competitors may enter into agreements with these and other such providers and thereby acquire the ability to deliver online information and transactional services substantially similar to those provided by us.

         WE ARE HIGHLY DEPENDENT ON OUR EXECUTIVE OFFICERS AND SEVERAL TECHNICAL EMPLOYEES, THE LOSS OF ANY OF WHOM COULD HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATIONS

         We believe that due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We are dependent on our ability to recruit, retain and motivate high quality personnel. However, competition for such personnel is intense and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect our business, operating results and financial condition. We maintain and are the sole beneficiary of a key-person life insurance policy on the life of (1) Mr. Sebastian E. Cassetta, our Chief Executive Officer, in the amount of $1,000,000 and (2) Mr. Mario F. Rossi, our Executive Vice President of Technology, in the amount of $500,000. The loss of the services of either Mr. Cassetta or Mr. Rossi would have a material adverse effect upon our business, financial condition and results of operations.

         PROVISIONS IN OUR CHARTER MAY MAKE IT MORE DIFFICULT FOR A PERSON TO ACQUIRE US AT A PREMIUM TO OUR CURRENT MARKET VALUE

         Our charter restricts the ability of our stockholders to call a stockholders meeting and provides that our stockholders may not act by written consent or change the number of directors and classes of our board of directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of SmartServ, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

         YOUR OWNERSHIP INTEREST, VOTING POWER AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK


         We have issued common stock, options and warrants to purchase our common stock, and in the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. At January 31, 2001, there were $554,000 of our prepaid warrants outstanding that were then convertible into 395,714 shares of our common stock. Additionally, we have issued warrants to investors and consultants and granted options to employees for the purchase of 4,338,134 shares of our common stock. Except for 1,241,000 shares subject to stock options, substantially all of such shares have been registered for resale under the Securities Act. Additional shares are available for sale under Rule 144 of the Securities Act. Sales of these shares or the market's perception that these sales could occur may cause the market price of our common stock to fall and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate or to use equity securities as consideration for future acquisitions.


         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS

         We have designed and developed our own information platform, "SmartServ", based on Sun Microsystems, Inc. computers and Oracle Corp.'s version 8.i relational database manager, to support a variety of end user devices. Although we intend to protect our rights vigorously, there can be no assurance that any of the measures to protect our proprietary rights explained below will be successful. In an effort to protect our proprietary rights, we rely upon a combination of contract provisions and copyrights, trade secret laws and a service mark. We license the use of our services to our strategic marketing partners under agreements that contain terms and conditions prohibiting the unauthorized reproduction of our software and services. We seek to protect the source code of our application software and communications architecture as a trade secret and as an unpublished copyrighted work.

         We believe that our service mark "SmartServ Online" has significant value and is important to the marketing of our services. There can be no absolute assurance, however, that our mark does not or will not violate the proprietary rights of others, that our mark would be upheld if challenged or that we would not be prevented from using our mark, any of which could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our mark. We believe that our software, services, service mark and other proprietary rights do not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

         WE ARE INVOLVED IN SEVERAL PENDING LEGAL PROCEEDINGS WHICH, IF RESOLVED AGAINST US, COULD CAUSE DILUTION TO OUR STOCKHOLDERS AND HAVE A MATERIAL NEGATIVE IMPACT ON OUR OPERATIONS

         From time to time we have been, and expect to continue to be, a party to legal proceedings and claims in the ordinary course of our business. Our ongoing legal proceedings with Michael Fishman and Commonwealth Associates, L.P. have been set forth in the Business section of this document under the heading "Legal Proceedings". Commonwealth seeks 13,333 shares of our common stock or damages of at least $1,770,000. While we expect to contest these matters vigorously, litigation is inherently uncertain and an adverse judgment on any of these claims could cause dilution to our stockholders as well as harm our business. Even if not meritorious, any of these current and future matters could require the expenditure of significant financial and managerial resources.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus or in the documents we incorporate by reference are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

         We will receive approximately $12,085,000 if all of the warrants for the underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

              MARKET PRICE OF OUR COMMON STOCK AND PUBLIC WARRANTS

         On May 16, 2000, SmartServ's $.01 par value common stock commenced trading on the Nasdaq National Market as SSOL. On this date, our Redeemable Common Stock Purchase Warrants, or public warrants, also commenced trading on the Nasdaq National Market as SSOLW.

         SmartServ's securities traded on the OTC Bulletin Board until May 15, 2000.

         On October 15, 1998, our stockholders approved a one-for-six reverse stock split which became effective on October 26, 1998.

         The following table sets forth the high and low prices for the common stock and public warrants during the periods indicated as reported by the Nasdaq National Market and the OTC Bulletin Board, as applicable. Such amounts (and all other share and price information contained in this document) have been adjusted to reflect the reverse stock split.

                                                    COMMON STOCK                        WARRANTS
                                                    ------------                        --------
                                                HIGH             LOW               HIGH            LOW
                                                ----             ---               ----            ---
Year Ending December 31, 2001
-----------------------------
(First Quarter through February
6, 2001)                                    $  14.188         $ 6.000             $  6.250       $ 2.000


Year Ending December 31, 2001
-----------------------------
First Quarter                               $  70.250         $26.875             $ 27.000       $ 9.687
Second Quarter                                 36.937           6.750               16.063         1.625



Year Ended June 30, 2000
------------------------
First Quarter                               $   1.531         $  .719             $   .156       $  .063
Second Quarter                                 24.625            .719                6.500          .070
Third Quarter                                 186.000          17.625               64.000         5.000
Fourth Quarter                                129.000          25.000               47.031        10.500


Year Ended June 30, 1999
------------------------
First Quarter                               $   4.313         $ 1.875             $  2.250       $  .375
Second Quarter                                  4.125           1.031                 .531          .063
Third Quarter                                   4.875           1.500                 .625          .063
Fourth Quarter                                  2.500           1.500                 .250          .100


         As of January 31, 2001, we had 5,997,690 shares of common stock outstanding held by 96 shareholders of record. We estimate that our common stock is held by approximately 6,000 beneficial holders. As of such date, we had 1,725,000 public warrants outstanding held by 17 warrant holders of record.


         DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION
         PLAN OF OPERATION

         SmartServ is a business-to-business Web and wireless application services provider specializing in building and hosting content-rich and transaction-intensive applications for both mobile wireless and fixed wireline users. We deliver Internet-based content and trade order routing solutions, as well as "Web-to-Wireless" applications designed to facilitate e-commerce. We have developed online financial, transactional and media applications using a unique "device-independent" delivery solution and have designed applications that enable the receipt of information and the execution of transactions on wireless handsets, computers and personal digital assistants.

         SmartServ's plan of operation includes programs for the sale of its information and transactional application services through strategic marketing partners utilizing a "business-to-business" strategy. Such a strategy provides access to a large number of potential subscribers and allows SmartServ to maximize its market reach at minimal operating costs. The flexibility of SmartServ's application software and communications architecture enables the customization of each information package offered to each strategic marketing partner, and in turn to their end users.

         As an early entrant in the dynamic market for the distribution of financial information and transaction services via wireless telephones and personal digital assistants, or PDAs, SmartServ is developing strategic marketing relationships with wireless equipment manufacturers, carriers and other value-added service providers and potential corporate partners. SmartServ continuously seeks to increase product performance and widen its distribution by building and maintaining this network of strategic marketing partners. Combining SmartServ's application development and data platform with the core competencies of its strategic marketing partners, SmartServ is offering a packaged turnkey solution for extending content and transactions to the wireless environment. Management believes the wireless area has tremendous potential for distribution of SmartServ's information products and as a source of revenues from "fee based" transactions such as routing stock order entries; however, we have yet to derive any revenues from such efforts.

         Management believes that most of SmartServ's revenues will continue to be derived from consumers who purchase its services through strategic marketing partners. SmartServ anticipates that strategic marketing partners will brand its information and transaction services with their own private label and promote and distribute SmartServ's packaged offering to their clients. SmartServ has the ability to customize the information package to be offered to each strategic marketing partner, by device.

         Management anticipates that staffing requirements associated with the implementation of its plan of operation will result in the addition of a minimum of forty-five people during the period ending December 31, 2001. Such personnel will be added to assist primarily with the programming requirements of strategic marketing partners' product offerings, for customer support and sales and marketing.

         RESULTS OF OPERATIONS

QUARTER ENDED SEPTEMBER 30, 2000 VERSUS QUARTER ENDED SEPTEMBER 30, 1999

         During the quarters ended September 30, 2000 and 1999, SmartServ's revenues were $1,013,528 and $808,292, respectively. Substantially all of such revenues were obtained from SmartServ's licensing agreement with DTN. During the quarters ended September 30, 2000 and 1999, we recognized $598,200 and $414,200, respectively, from the amortization of deferred revenues associated with this agreement.

         During the quarter ended September 30, 2000, SmartServ incurred costs of services of $1,010,710. Such costs consisted primarily of systems consultants ($598,000), information and communication costs ($122,700), personnel costs ($236,200) and computer hardware lease, depreciation and maintenance costs ($53,400). During the quarter ended September 30, 1999, SmartServ incurred costs of services of $232,866. Such costs consisted primarily of information and communication costs ($48,400), personnel costs ($55,800) and computer hardware lease, depreciation and maintenance costs ($84,600). Product development costs were $417,776 and $46,845 for the quarters ended September 30, 2000 and 1999, respectively. During the quarter ended September 30, 2000, such costs consisted primarily of the amortization of capitalized software development costs related to certain product enhancements in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("Statement 86") ($227,200) and personnel costs ($182,900). During the quarter ended September 30, 1999, such costs consisted primarily of the amortization of capitalized software development costs related to certain product enhancements. During the quarters ended September 30, 2000 and 1999, SmartServ capitalized $160,300 and $244,200, respectively, of development costs in accordance with Statement 86.

         During the quarter ended September 30, 2000, SmartServ incurred selling, general and administrative expenses of $2,138,811 versus $582,314 for the quarter ended September 30, 1999. During the quarter ended September 30, 2000, such costs were incurred primarily for personnel costs ($1,208,300), marketing and advertising costs ($79,200), professional fees ($578,700), and facilities ($54,900). Selling, general and administrative expenses for the quarter ended September 30, 1999 were incurred primarily for personnel costs ($202,700), marketing and advertising costs ($76,400), professional fees ($177,500), facilities ($50,000) and telecommunications costs ($17,000).

         During the quarter ended September 30, 2000, noncash credits for stock-based compensation amounted to $4,661,402 compared to noncash charges of $272,951 for the quarter ended September 30, 1999. In 2000, such noncash adjustments were primarily related to personnel costs resulting from the valuation of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Certain options are subject to the variable plan requirements of APB No. 25, as they were repriced, and therefore, compensation adjustments are recognized for changes in the fair value of common stock during reporting dates. In 1999, such noncash charges resulted primarily from the amortization of costs ascribed to common stock purchase warrants previously issued to financial consultants.

         Interest income for the quarters ended September 30, 2000 and 1999 amounted to $351,428 and $11,017, respectively. Such amounts were earned primarily from SmartServ's investments in short-term commercial paper and cash balances.

         Basic earnings per share were $.47 for the three months ended September 30, 2000 versus a per share loss of $.23 for the three months ended September 30, 1999. The number of basic weighted average shares outstanding increased from 1,368,046 at September 30, 1999 to 5,296,859 at September 30, 2000. Diluted
earnings per share were $.27 for the three months ended September 30, 2000 versus a per share loss of $.23 for the three months ended september 30, 1999. At September 30, 2000 there were 9,091,970 diluted shares outstanding versus 1,368,046 at September 30, 1999.

         FISCAL YEAR ENDED JUNE 30, 2000 VERSUS FISCAL YEAR ENDED JUNE 30, 1999

         During the years ended June 30, 2000 and 1999 we recorded revenues of $3,696,133 and $1,443,781, respectively. Substantially all of such revenues were earned through our licensing agreement with Data Transmission Network Corporation. During the years ended June 30, 2000 and 1999, we recognized $1,656,600 and $1,112,100, respectively, from the amortization of deferred revenues associated with this agreement.

         During the year ended June 30, 2000, SmartServ incurred costs of services of $954,048. Such costs consisted primarily of information and communication costs ($182,000), personnel costs ($260,900), computer hardware leases and maintenance ($356,000) and systems consultants ($104,400). During the year ended June 30, 1999, SmartServ incurred costs of services of $992,741. Such costs consisted primarily of information and communication costs ($267,600), personnel costs ($288,400), computer hardware leases and maintenance ($339,400), and systems consultants ($97,300). Product development costs were $383,042 for the year ended June 30, 2000 versus $193,188 for the year ended June 30, 1999. During the years ended June 30, 2000 and 1999, we capitalized $1,122,000 and $765,000, respectively, of development costs in accordance with the Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("Statement 86"). Product development costs consisted primarily of the amortization of capitalized software development costs.

         During the year ended June 30, 2000, SmartServ incurred selling, general and administrative expenses of $3,998,405 versus $2,695,999 for the year ended June 30, 1999. During the year ended June 30, 2000, such costs were incurred primarily for personnel costs ($1,899,200), facilities ($267,800), marketing and advertising costs ($668,800), professional fees ($952,100), and telecommunications costs ($87,700). During the year ended June 30, 1999, such costs were incurred primarily for personnel costs ($1,131,400), facilities ($240,500), marketing and advertising costs ($263,100), professional fees ($856,000) and telecommunications costs ($69,500). As compared to 1999, personnel costs increased by $767,800 in 2000, primarily from our efforts to build our marketing and sales infrastructure, while marketing and advertising costs increased $405,700 as a result of our efforts to increase awareness of our company and its product line.

         During the year ended June 30, 2000, noncash charges for stock-based compensation amounted to $30,271,024 compared to $1,312,324 during the year ended June 30, 1999. Such noncash charges in 2000 were primarily related to personnel costs ($28,991,100) resulting from the valuation of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Certain options are subject to the variable plan requirements of APB No. 25, as they were repriced, and therefore, compensation expense is recognized for changes in the fair value of our common stock. During 1999, such costs were approximately $18,000. Noncash charges for professional fees for the years ended June 30, 2000 and 1999 were $1,279,900 and $1,294,000, respectively, resulting from the issuance of warrants to purchase common stock to various financial, marketing and technical consultants. The value of such common stock purchase warrants was recorded in accordance with the Black-Scholes pricing methodology.

         Interest income for the year ended June 30, 2000 amounted to $241,402 versus $4,767 for the year ended June 30, 1999. Such amounts were earned primarily from SmartServ's investments in highly liquid commercial paper. The increase in interest income resulted from the availability of funds from our January and May 2000 equity placements. Interest costs for the years ended June 30, 2000 and 1999 were $2,275 and $167,839, respectively. In 1999, such costs were incurred primarily in connection with the issuance of the 8% convertible notes. Debt origination and other financing costs were $(677,700) and $3,210,583 for the years ended June 30, 2000 and 1999, respectively. During the year ended June 30, 1999, we recorded a charge of approximately $986,000 for our obligation to holders of our prepaid warrants pursuant to the default provisions thereof. We reversed $717,700 of such charge during the year ended June 30, 2000 as a result of the conversion of certain prepaid warrants into our common stock and the relisting of our common stock on the Nasdaq National Market, thus curing the event of default. In 1999, $2,593,800 of the interest and financing cost represents noncash charges for the issuance of common stock as settlement of certain default obligations and warrants to purchase common stock in connection with our 8% convertible notes.

         Loss per share was $11.42 per share for the year ended June 30, 2000 versus $6.44 per share for the year ended June 30, 1999. The net loss increased by $23,869,433, and the number of SmartServ's weighted average shares of common stock outstanding in 2000 increased by 1,607,328 shares.

         FISCAL YEAR ENDED JUNE 30, 1999 VERSUS FISCAL YEAR ENDED JUNE 30, 1998

         During the year ended June 30, 1999, SmartServ recorded revenues of $1,443,781. Substantially all of such revenues were earned through its licensing agreement with DTN. During the year ended June 30, 1998, SmartServ earned revenues of $873,476. Of such amount, $210,000 was earned through the relationship with DTN, while $454,000 was earned from the sale of the SmartServ Pro stock quote services.


         During the year ended June 30, 1999, SmartServ incurred costs of services of $992,741. Such costs consisted primarily of information and communication costs ($267,600), personnel costs ($288,400), computer hardware leases and maintenance ($339,400) and systems consultants ($97,300). During the year ended June 30, 1998, SmartServ incurred costs of revenues of $1,216,761. Such costs consisted primarily of information and communication costs ($551,700), personnel costs ($310,600), and computer hardware leases and maintenance ($339,300). Information and communication costs decreased in 1999 compared to 1998 as a result of the licensing agreement entered into between SmartServ and DTN. Personnel costs decreased in 1999 compared to 1998 as a result of the migration of personnel resources into product development areas in 1999. Product development costs were $193,188 versus $923,082 for the year ended June 30, 1998. The decrease in product development costs resulted from the capitalization of software development costs related to certain product enhancements in accordance with Statement 86. During the year ended June 30, 1999, SmartServ capitalized $765,000 of development costs in accordance with Statement 86. No such costs were capitalized during the year ended June 30, 1998. During the year ended June 30, 1999, product development costs consisted primarily of the amortization of capitalized software development costs. During the year ended June 30, 1998, product development costs consisted primarily of personnel costs ($541,400) and computer system consultants ($335,000).

         During the year ended June 30, 1999, SmartServ incurred selling, general and administrative expenses of $2,695,999 versus $2,561,364 for the year ended June 30, 1998. During the year ended June 30, 1999, such costs were incurred primarily for personnel costs ($1,131,400), facilities ($240,500), marketing and advertising costs ($263,100), professional fees ($856,000), and telecommunications costs ($69,500). During the year ended June 30, 1998, such costs were incurred primarily for personnel costs ($1,349,000), facilities ($216,000), marketing and advertising costs ($240,400), professional fees ($390,800) and telecommunications costs ($73,100).

         During the year ended June 30, 1999, noncash charges for stock-based compensation amounted to $1,312,324 compared to $660,576 during the year ended June 30, 1998. Such noncash charges resulted from the issuance of common stock purchase warrants to various financial and marketing consultants. The value of such common stock purchase warrants was recorded in accordance with the Black-Scholes pricing methodology.

         Interest income for the year ended June 30, 1999 amounted to $4,767 versus $40,788 for the year ended June 30, 1998. Such amounts were earned primarily from SmartServ's investments in highly liquid commercial paper. Interest and financing costs for the year ended June 30, 1999 were $3,378,422. Such costs were incurred primarily in connection with the issuance of the 8% convertible notes ($2,254,700) and SmartServ's default pursuant to the prepaid warrants ($1,095,700). Of such amounts, $2,593,800 were noncash charges for the issuance of common stock or warrants to purchase common stock as settlement of such obligations. Interest and financing costs for the year ended June 30, 1998 were $592,490. These costs were incurred in connection with the origination of SmartServ's May 1997 line of credit. Of such amount, $463,600 represents the noncash charges associated with the issuance of certain common stock purchase warrants.

         Loss per share was $6.44 per share for the year ended June 30, 1999 versus $7.65 per share for the year ended June 30, 1998. While the net loss increased by $2,084,117, SmartServ's weighted average shares of common stock outstanding in 1999 increased by 446,569 shares, thereby affecting the per share loss.



         CAPITAL RESOURCES AND LIQUIDITY


         In June 1999, SmartServ and DTN entered into a license agreement that amended their original agreement. In consideration of the receipt of $5.175 million, we granted DTN an exclusive perpetual worldwide license to our Internet-based (1) real-time stock quote product, (2) online trading vehicle for customers of small and medium sized brokerage companies, (3) administrative reporting package for brokers of small and medium sized brokerage companies and
(4) order entry/routing system. Additionally, we received $324,000 in exchange for an agreement to issue warrants to purchase 300,000 shares of our common stock at an exercise price of $8.60 per share. In November 2000, we amended the license agreement to provide that in consideration for a copy of the application source code, DTN will return both the domestic and international marketing rights of the software applications to SmartServ. As part of our strategy for providing information and transaction capabilities with device independence, SmartServ will be able to market these applications in both wireline and wireless platforms in conjunction with strategic marketing partners worldwide. Pursuant to this amendment, SmartServ will continue to perform maintenance and enhancement services through December 2000, and provide operational support through August 2001. Revenues earned by SmartServ for services to be rendered pursuant to this amendment will be $83,000 per month through August 2001.

         In November 1998, we completed a financing for $550,000. We sold five and one-half (5.5) units, each consisting of a secured convertible 8% note in the principal amount of $100,000 and warrants to purchase common stock. The notes and the warrants were initially convertible and exercisable, respectively, at $.60 per share of common stock. Such notes were repaid in June 1999.

         In July 1999, we entered into an agreement with Arnhold & S. Bleichroeder, Inc. to settle our obligation to Arnhold & S. Bleichroeder pursuant to the default provisions of the prepaid warrants. In accordance with that agreement, we paid Arnhold & S. Bleichroeder $325,000 to redeem the prepaid warrants held by them and issued 180,000 shares of common stock in full settlement of all obligations.

         In January 2000, America First Associates Corp., acting as placement agent for SmartServ, completed a private placement of 233,000 shares of common stock at $15.00 per share. We also completed a private placement of an additional 100,000 shares of common stock at $15.00 per share without the services of a placement agent. The net proceeds of the two placements were used for general working capital requirements.

         In May 2000, Chase Securities Inc., acting as placement agent for SmartServ, completed a private placement of 353,535 shares of common stock at $49.50 a share. The net proceeds of the placement of $16,750,000 were used for general working capital requirements.

         In May 2000, we entered into a Business Alliance Agreement with Hewlett Packard Company whereby the companies agreed to jointly market their products and services, and to work on the build-out of SmartServ's domestic and international infrastructure. In furtherance of these objectives Hewlett-Packard will provide us with up to $20,000,000 in secured financing for the acquisition of approved hardware, software and services, subject to SmartServ's continuing compliance with certain financial covenants. The debt is evidenced by a note, bearing an interest rate of 11%, with a three year maturity and may be converted into our common stock at $33.56 per share.

         During the year ended June 30, 2000, we issued 1,855,509 shares of common stock to investors upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $3,650,200. Additionally, we received $1,127,800 from the exercise of warrants to purchase 237,946 shares of our common stock during the quarter ended September 30, 2000.

         At September 30, 2000, we have 1,725,000 public warrants (SSOLW) and 300,000 warrants with terms identical to the public warrants outstanding. These warrants are currently convertible into our common stock at the ratio of one warrant per .5174 share of common stock at an exercise price of $7.73 per share. These warrants are redeemable by SmartServ on not less than 30 days written notice at the redemption price of $.10 per warrant, provided the average closing bid quotation of the common stock as reported on the Nasdaq Stock Market has been at least 187.5% of the current exercise price of the warrants for a period of 20 consecutive trading days ending on the third day prior to the date on which we give notice of redemption. Proceeds from the exercise of the warrants by the holders thereof would provide us with approximately $8,000,000.

         While we reported a loss from operations of $31,910,000 for the fiscal year ended June 30, 2000, our net loss from operations exclusive of stock-based compensation costs was $1,639,000. Cash used in operations was $1,529,000, while cash used for investing activities was $1,541,000. Of the amount used for investing activities, $1,100,000 represents funds used in the development of our software applications. Similarly, while we reported net income from operations of $2,107,600 for the quarter ended September 30, 2000, our net loss from operations exclusive of stock-based compensation costs was $2,553,800. Cash used in operations was $3,048,300, while cash used for investing activities was $427,400.

         We are currently involved in two lawsuits. Although we are vigorously defending these actions, there can be no assurance that we will be successful. The unfavorable outcome of either of these actions could have a material adverse effect on our financial condition and cash flows. See Note 8 of the Notes to Unaudited Financial Statements for the three months ended September 30, 2000 for a more detailed discussion of these actions.




                                    BUSINESS

         THE COMPANY

         SmartServ Online is a business-to-business Web and wireless application services provider specializing in building and hosting content-rich and transaction-intensive applications for both mobile wireless and fixed wireline users. We deliver Internet-based content and securities trade order routing solutions, as well as "Web-to-Wireless" or "W2W" applications designed to facilitate mobile commerce, or "m-commerce". We have developed online financial, transactional and media applications using a unique "device-independent" delivery solution and have designed applications that enable the receipt of information and the execution of transactions on wireless handsets, computers and personal digital assistants.

         SERVICES

         Recognizing the trend toward mobility, we have developed an infrastructure that integrates and delivers our Internet-based information and that effectuates m-commerce transactions via wireless networks and devices. By developing fully integrated solutions, we offer traditional and new-economy companies the ability to leverage the Internet and provide m-commerce capabilities for both wireline and emerging wireless networks. SmartServ's solutions offer enterprises a platform that enables anytime, anywhere, any-device access to Web content, industrial-strength transaction routing systems and a suite of applications for financial and commerce transactions - all in a secure and reliable hosted environment. Our development efforts allow our customers to gain W2W capabilities with significantly lower costs for development and maintenance than if developed internally. We maintain the systems while making sure the technology available to our customers remains state-of-the-art.

         We have invested in the development of a transaction engine and an application software and communications architecture to provide a highly scalable and reliable carrier-grade e-commerce solution. We believe our application software and communications architecture that formats the information in a manner that is most appropriate for the device on which it will be displayed will be attractive in the marketplace. Product development efforts are focused on providing new solutions for user-level personalization and profiling, integrated payment capabilities and other enhancements to our current information and transaction services. Additionally, we are developing new format modifications for emerging devices, content and feature improvements and customizations based on market requirements. We intend to continue to invest in this area and believe our transaction engine, application software and communications architecture represent an important competitive advantage.


         MARKETING STRATEGY




         SmartServ was an early entrant in the dynamic market of distribution of financial information and transaction services via wireless telephones and personal digital assistants. We have worked to develop strategic marketing relationships with wireless equipment manufacturers, carriers, other value-added service providers and potential corporate partners. We continuously seek to increase product performance and widen our distribution by building and maintaining this network of strategic marketing partners. Recently, we entered into a Business Alliance Agreement with Hewlett-Packard Company, whereby the companies agreed to jointly market their products and services and to work on the build-out of SmartServ's global infrastructure. We expect Hewlett-Packard to introduce SmartServ's wireless m-commerce solutions to their interested enterprise customers. Our strategy of forming alliances with strategic marketing partners enables us to maximize our market reach at minimal operating costs, improve product and service performance and grow distribution channels to end-users.

         By combining our application development and platform with the core competencies of our strategic marketing partners we are offering a packaged turnkey solution for extending content and transactions to the wireless environment. Our data and communication architecture adds user functionality and utility to both wired and wireless technology while our application development and strategic alliances provide us with a competitive advantage for providing complete end-to-end solutions.

         We expect that our sources of revenue will include the sale of our solutions to our financial services, telecommunications and enterprise customers, as well as the recurring content delivery and transaction fees resulting from distribution of our services to their end-users. We expect that our customers will private label our information and transaction services and promote them to their end-users. Our m-commerce platform will enable our customers to provide m-commerce solutions via both the Internet and wireless networks.

         Our goal is to be a leading provider of software applications and hosting services that facilitate W2W transactions; to this end we will concentrate our efforts in the following areas:

EXPANSION OF OUR CUSTOMER BASE
------------------------------

The expansion of our customer base is focused primarily on:

o        FINANCIAL SERVICES SOLUTIONS
         ----------------------------
         SmartServ seeks to expand its customer base among financial services enterprises both institutional and retail, by leveraging its Transaction Routing Engine and W2W Middleware with a suite of applications designed to meet the rigorous demands of the financial community. SmartServ's ability to provide these transaction management systems via the Internet makes us well-suited to provide these services in a m-commerce environment. Our experience in providing these systems better qualifies us to understand the unique needs of our customers, whether they are broker/dealers, banks or custodial clearinghouses. Customers have the ability to choose an entire suite of transaction and information services or select only those services that are relevant to their particular business needs.

o        TELECOMMUNICATIONS SOLUTIONS
         ----------------------------

         We provide a suite of solutions to help the wireless carriers, handset manufacturers and Internet service providers rapidly expand the delivery of products and services to their customers. Our platform supports an array of features and transaction-enabling applications designed to drive service usage and network revenues. These features and applications include: authentication, security, customer administration and management, mobile brokerage, multi-language support, currency converter and mobile lottery.

o        ENTERPRISE SOLUTIONS
         --------------------
         We have designed our enterprise commerce solution based upon our belief that the timely and accurate delivery of information drives transactions. Alerts notify the consumer of expiring inventories, price changes or specials in order to prompt transactions. SmartServ's Transaction Routing Engine and Middleware provide the ideal platform for a host of commerce applications.

GEOGRAPHIC EXPANSION
--------------------

We have established a sales and marketing presence in Zurich, Switzerland in an effort to expand our services into Europe. The extensive and growing European reliance on wireless services makes it a prime candidate for SmartServ's information and e-commerce capabilities. Additionally, we believe that new products and services developed for the European market will also be introduced into the U.S. market.

APPLICATION DEVELOPMENT AND PLATFORM STABILITY
----------------------------------------------

We plan to continue to expand the development of our core technologies to include voice recognition, localized financial and lifestyle information, and payment features while continuing to provide a personalized and esthetically appealing user interface. We will work to ensure that our platform is stable and scalable and its information reporting capabilities meet the demands of our customers.

EXPANSION OF HOSTING CAPABILITIES
---------------------------------

The complexity surrounding the provision of wireless services with regard to such things as security, redundancy, scalability and reliability provides us with the opportunity to assume the role of a Wireless Application Services Provider, or "WASP". As a WASP, we can facilitate the rapid implementation and deployment of a customer's wireless business plan. We will offer carrier-grade operation centers and secure communication lines worldwide.


         COMPETITION


         The market for Web-based information and transactional services is highly competitive and subject to rapid innovation and technological change, shifting consumer preferences and frequent new service introductions. While our application software and communications architecture makes the services "device independent", we face competition from numerous services delivered through personal computers. Although in its infancy, the wireless arena too has its competitors, such as DataLink Systems Corporation, I3 Mobile, Inc., Aether Systems, Inc., Tantau Software, Inc., 724 Solutions, Inc. and w-Trade Technologies, Inc. We expect competition to increase from existing competitors and from new competitors, possibly including telecommunications companies. Most of our competitors and potential competitors have substantially greater financial, marketing and technical resources than we have. We believe that potential new competitors, including large multimedia and information system companies, are increasing their focus on transaction processing. Increased competition in the market for our services could limit our ability to expand and materially and adversely affect our results of operations.

         The information content provided through our application software and communication architecture is generally purchased through non-exclusive distribution agreements. While we are not dependent on any one content provider, existing and potential competitors may enter into agreements with these and other such providers and thereby acquire the ability to deliver online information and transactional services substantially similar to those provided by us.

         The principal competitive factors in both the online and wireless industries include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. Our strategy of establishing alliances with strategic marketing partners and our ability to provide what we believe to be unique software applications and communications architecture should enable us to compete effectively.


         SOFTWARE


         We have developed an application software and communications architecture that we believe provides a highly scalable carrier-grade m-commerce solution, offers easy to use and visually appealing services, and maximizes the capabilities of various devices. Our user-friendly front-end application software provides instant access to information and flexibility to the varying needs of multiple users. Subscribers are empowered to create their own groupings of information they routinely request and are able to navigate directly to the information they seek with the software's easy to read menu systems and search capabilities. Our transaction engine has been designed to facilitate various forms of m-commerce and our application software employs common user interface techniques, such as icons, pull-down menus, spreadsheet formats, tree structures and the use of "key" words, to make our products intuitive to our users. Our software employs a unique, object-oriented architecture that intelligently identifies a wide range of wireless and wired devices and dynamically formats the information to device-specific attributes.

         Capitalized software development costs for the quarter ended September 30, 2000 were $160,269 and for the quarter ended September 30, 1999 were $244,225. Additionally, during the fiscal years ended June 30, 2000 and 1999, we capitalized software development costs amounting to $1,122,000 and $765,000, respectively. No such costs were capitalized in the year ended June 30, 1998.


         PROPRIETARY RIGHTS


         We have designed and developed our own "device independent" information and transaction platform, "SmartServ", based on Sun Microsystems, Inc. computers and Oracle Corp.'s version 8.i relational database manager, to support a wide array of wireless browsers and operating systems. The platform seamlessly integrates real-time data and transaction capabilities, such as stock trade order routing and m-commerce services, into a user-friendly services interface. We rely upon a combination of contract provisions, trade secret laws, patent, trademark and copyright laws to attempt to protect our proprietary rights. We license the use of our services under agreements that contain terms and conditions prohibiting the unauthorized reproduction of our software and services. Although we intend to protect our rights vigorously, there can be no assurance that any of the foregoing measures will be successful.

         We granted Data Transmission Network Corporation an exclusive perpetual worldwide license to our Internet-based (1) real-time stock quote product, (2) online trading vehicle for customers of small and medium sized brokerage companies, (3) administrative reporting package for brokers of small and medium sized brokerage companies and (4) order entry/routing system. In November 2000, we amended the license agreement to provide that in consideration for a copy of the application source code, Data Transmission Network will return both the domestic and international marketing rights of the software applications to SmartServ. As part of our strategy for providing information and transaction capabilities with device independence, SmartServ will be able to market these applications in both wireline and wireless platforms in conjunction with strategic marketing partners worldwide. Pursuant to this amendment, SmartServ will continue to perform maintenance and enhancement services through December 2000 and provide operational support through August 2001.


         We believe that our software, services, trademark, service mark and other proprietary rights do not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

         GOVERNMENT REGULATION

         We are not currently subject to direct regulation other than federal and state regulation generally applicable to businesses. However, changes in the regulatory environment relating to the telecommunications and media industry could have an effect on our business, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies. Additionally, legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property and privacy rights, as well as federal and state tax issues could impose additional regulations and obligations upon all online service providers. We cannot predict the likelihood that any such legislation will pass, or the financial impact, if any, the resulting regulation or taxation may have.

         Moreover, the applicability to application service providers of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. The use of the Internet for illegal activities and the dissemination of pornography have increased public focus and could lead to increased pressure on legislatures to impose regulations on application service providers such as ourselves. The law relating to the liability of online service companies for information carried on or disseminated through their systems is currently unsettled. If an action were to be initiated against us, the costs incurred as a result of such action could have a material adverse effect on our business.

         EMPLOYEES


         We employ fifty-seven people, all of whom are full-time employees. We anticipate that staffing requirements associated with the implementation of our plan of operation will result in the addition of a minimum of forty-five people during the period ending December 2001. Such personnel will be added to assist primarily with the programming requirements of strategic marketing partners' product offerings, for customer support and sales and marketing. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

         DESCRIPTION OF PROPERTY

         We occupy approximately 10,300 square feet in a leased facility located in Stamford, Connecticut. The lease expires in October 2010.

         LEGAL PROCEEDINGS

         On or about June 4, 1999, Michael Fishman, our former Vice President of Sales, commenced an action against us, Sebastian E. Cassetta, Steven Francesco, (our former President) and four others in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford alleging breach of contract, breach of duty of good faith and fair dealing, fraudulent misrepresentation, negligent misrepresentation, intentional misrepresentation and failure to pay wages. The defendants have answered the complaint and filed counterclaims for fraudulent inducement and breach of contract. Plaintiff has responded to the counter-claim, and discovery is proceeding. Although we are vigorously defending this action, there can be no assurance that we will be successful.

         On or about February 29, 2000, Commonwealth Associates, L.P. filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleges that on or about August 19, 1999 Commonwealth and SmartServ entered into an engagement letter pursuant to which Commonwealth was to provide financial advisory and investment banking services to SmartServ in connection with a possible combination between SmartServ and Data Link Systems Corporation. The engagement letter provided for a nonrefundable fee of $15,000 payable in cash or common stock at SmartServ's option. The complaint alleges that SmartServ elected to pay the fee in stock and seeks 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our answer to the complaint, we denied the material allegations of the complaint, including the allegation that we elected to pay in stock. Discovery has commenced. Although we are vigorously defending this action, there can be no assurance that we will be successful.

         While we intend to vigorously defend these actions, the unfavorable outcome of either such action could have a material adverse effect on our financial condition, results of operations and cash flows.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information with respect to the executive officers and directors of SmartServ Online, Inc.


NAME                                       AGE            POSITION
----                                       ---            --------
Sebastian E. Cassetta                       51            Chief Executive Officer, Chairman of the Board and
                                                          Class III Director
Mario F. Rossi (1)                          61            Executive Vice President, Operations, Chief
                                                          Technology Officer and Class II Director
Thomas W. Haller, CPA                       46            Senior Vice President, Treasurer and Chief Financial and
                                                          Accounting Officer
Richard D. Kerschner                        34            Senior Vice President, General Counsel and
                                                          Corporate Secretary
John Montgomery                             38            Senior Vice President, Corporate Development
Robert Pearl                                32            Senior Vice President, Business Development
Hendrik Hoets                               47            Senior Vice President of Sales and Marketing


Claudio Guazzoni (2)                        36            Class I Director
Charles R. Klotz                            58            Class II Director
Stephen Lawler (1)                          36            Class III Director
L. Scott Perry (3)                          51            Class I Director
Robert Steele (2) (3) (4)                   60            Class II Director
Catherine Cassel Talmadge (2) (3)           47            Class I Director
Charles R. Wood (4)                         58            Class III Director

---------------------------------
(1) Member of the Technology Advisory Committee
(2) Member of the Finance Committee
(3) Member of the Audit Committee
(4) Member of the Compensation Committee

         SEBASTIAN E. CASSETTA has been Chief Executive Officer, Chairman of the Board and a director of SmartServ since its inception and had been its Treasurer and Secretary from its inception until March 1996 and October 2000, respectively. From June 1987 to August 1992, Mr. Cassetta was the President of Burns and Roe Securacom Inc., an engineering and large-scale systems integration firm. He is also a former Director, Managing Director and Vice President of Brinks Inc. At Brinks, he expanded international operations in over 15 countries and became the youngest person to be appointed Vice President in Brinks' 140 year history. Appointed by President Reagan and Department of Commerce Secretary Malcolm Baldridge, he served on both the U.S. Export Council and The Industry Sector Advisory Committee (ISAC) regarding GATT negotiations. He is a former member of the Board of Directors of The Young Presidents' Organization and the former Chairman of the New York Chapter.

         MARIO F. ROSSI was Vice President of Operations of SmartServ from December 1994 to February 1998, and Senior Vice President, Operations and Chief Technology Officer until October 2000 when he was promoted to Executive Vice President. In February 1998, Mr. Rossi was appointed a director of SmartServ. Mr. Rossi has business and operational management experience in the computer, telecommunications and security fields. He has an extensive background in product development, operations and technical marketing. From 1989 to 1994, Mr. Rossi was Vice President of Operations for MVS Inc., a fiber optic company specializing in wireless technology, and a General Manager at Pirelli from 1986 to 1988. From 1971 to 1986, he was Director of Development of Philips Medical Systems, in the U.S. as well as the Netherlands.


         THOMAS W. HALLER, CPA has been SmartServ's Treasurer since he joined SmartServ in March 1996. He served as Vice President from March 1996 until October 2000, when he was promoted to Senior Vice President. Additionally, Mr. Haller has been the Chief Financial Officer since January 2001 and also held such position from March 1996 until June 2000. He has also been SmartServ's Chief Accounting Officer since June 2000. From December 1992 to March 1996, Mr. Haller was a Senior Manager at Kaufman Greenhut Forman, LLP, a public accounting firm in New York City, where he was responsible for technical advisory services and the firm's quality assurance program. Prior thereto, he was a Senior Manager with Ernst & Young LLP, an international public accounting and consulting firm, where he had responsibility for client services and new business development in the firm's financial services practice.


         RICHARD D. KERSCHNER joined SmartServ as Vice President and General Counsel in April 2000. In September 2000, Mr. Kerschner was elected Secretary of SmartServ and in October 2000 he was promoted to Senior Vice President. Prior thereto, Mr. Kerschner was Managing Counsel at Omnipoint Communications, a leading wireless service provider, where he supervised a staff of attorneys and paralegals in Omnipoint's legal and regulatory affairs department. Mr. Kerschner joined Omnipoint in 1997 and worked on all aspects of its legal and regulatory issues, and had primary in-house responsibility for Omnipoint's corporate finance, mergers and acquisitions, joint ventures and strategic alliances, tax and general commercial litigation. Mr. Kerschner was in private practice with the law firm of McCann & McCann from 1994 to 1997.

         JOHN MONTGOMERY joined SmartServ in April 2000 as Vice President of Financial Services with over 15 years of global and domestic securities experience. In January 2001, he became Senior Vice President-Corporate Development. From October 2000 to January 2001, he was Senior Vice President of Sales and Business Development. From January 1999 to January 2000, Mr. Montgomery was a director of, and from April 1997 to January 1999 a Vice President of, SG Cowen Securities. Managing over 22 sales professionals, he provided account coverage to broker-dealers, money managers, mutual funds, insurance companies and commercial banks. Mr. Montgomery holds several NASD registrations, including General Securities Sales Supervisor. He has experience with equities, fixed-income, options and interest rate derivatives. Mr. Montgomery spent 5 years in institutional sales at UBS Securities, over 3 years in portfolio strategies for PaineWebber and 3 years with Merrill Lynch Capital Markets.

         ROBERT PEARL joined SmartServ in September 1998 with over 7 years of wireless industry experience. He is responsible for developing SmartServ's wireless strategy and consummating relationships with key business and technology strategic alliances. In March 2000, Mr. Pearl was promoted to Vice President and in October 2000 to Senior Vice President. Mr. Pearl is a co-founder and former co-chairman of the WAP Forum's Developer Expert Group. Prior to joining SmartServ, Mr. Pearl was Project Manager for Wireless Information Services at Omnipoint from 1996 to 1998 and Marketing Liaison at AT&T Wireless (formerly McCaw Cellular Communications) from 1993 to 1996.


         HENDRIK HOETS has been Senior Vice President of Sales and Marketing since January 29, 2001. From 1987 to January 2001, Mr. Hoets had served in various positions with Motorola, Inc., most recently as Worldwide Director of Business Development of its Network Management Group.


         CLAUDIO GUAZZONI became a director of SmartServ on January 11, 1998. Since 1993, Mr. Guazzoni has been President of The Zanett Securities Corporation (now known as the Planet Zanett Internet Incubator) and Zanett Capital, Inc. providing financial and strategic consulting services to growth companies. Prior to joining the Zanett organization, Mr. Guazzoni was a Money Manager with Delphi Capital Management, Inc. (1992) and an associate with Salomon Brothers, Inc. from 1985 to 1991. Mr. Guazzoni is a director of Planet Zanett, Inc.

         CHARLES R. KLOTZ became a director of SmartServ on May 15, 2000. Since 1985, Mr. Klotz has been a director of a number of private and public companies associated with David R. Barclay and Frederick H. Barclay. He was President and Chief Executive Officer of Gulf Resources & Chemical Corporation from 1985-1988 and he was Chairman and Chief Executive Officer of Gotaas Larsen Shipping Corporation from 1988-1997. Prior thereto, he was with Bank of Boston where he held a number of positions including Head of Corporate Banking in London and Deputy Head of Specialized Corporate Finance which covered acquisition finance and venture capital.

         STEPHEN LAWLER was elected a director of SmartServ on December 28, 1999. He has been the Group Product Manager for the Mobile Internet Business Unit at Microsoft Corporation since April 1999. Mr. Lawler's experience includes all aspects of engineering including software development, program management, quality assurance and documentation. Additionally, he has directed product marketing teams, program management teams and engineering teams. From 1992 to April 1999, he worked for MapInfo Corporation where he was a member of the Executive Team, the Managing Director of Product Marketing and Product Management and the Managing Director of Software Development and Product Development.


         L. SCOTT PERRY has been a director of SmartServ since November 1996. Since June 1998, Mr. Perry has been Vice President, Strategy & Alliances - AT&T Solutions. From December 1995 to June 1998, Mr. Perry was Vice President, Advanced Platform Services of AT&T Corp. From January 1989 to December 1995, Mr. Perry held various positions with AT&T including Vice President -- Business Multimedia Services, Vice President (East) -- Business Communications Services and Vice President -- Marketing, Strategy and Technical Support for AT&T Data Systems Group. Mr. Perry serves on the Board of Directors of Junior Achievement of New York, is a member of the Cornell University Engineering College Advisory

Council and serves on the Board of INEA, a private financial planning software company based in Toronto, Canada.


         ROBERT STEELE was appointed a director of SmartServ on February 23, 1998. Since February 1998, Mr. Steele has been Vice Chairman of the John Ryan Company, an international bank support and marketing company. From 1992 to February 1998, Mr. Steele was a Senior Vice President of the John Ryan Company. Mr. Steele is the former President of Dollar Dry Dock Bank and a member of the Board of Directors of Moore Medical Corp., Scan Optics, Inc. Accent Color Sciences, Inc., NLC Insurance Companies, Inc. and the New York Mercantile Exchange.

         CATHERINE CASSEL TALMADGE has been a director of SmartServ since March 1996. Since May 1999, Ms. Talmadge has been Senior Vice President of Business Development for High Speed Access Corporation. From September 1984 to May 1999, she held various positions with Time Warner Cable, a division of Time Warner Entertainment Company, L.P., including Vice President, Cable Programming; Director, Programming Development; Director, Operations; Director, Financial Analyses; and Manager, Budget Department.


         CHARLES R. WOOD was appointed a director of SmartServ in September 1998. Mr. Wood is a director of Capital Returns, Inc., an internet incubator for companies developing financial related products and internet enabling technologies utilized by online investors and financial service firms, and is Chairman and Chief Executive Officer of Terra Investors, Inc., a private, closely held investment company. Mr. Wood was Senior Vice President of DTN and President of its Financial Services Division from 1989 and 1986, respectively, until February 28, 2000.


         BOARD OF DIRECTORS


         The Board of Directors currently consists of nine directors divided into three classes: Class I Directors, Class II Directors and Class III Directors. Directors of each Class are elected for a full term of three years (or any lesser period representing the balance of the previous term of such Class) and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Class III Directors will serve until the Annual Meeting of SmartServ's stockholders to be held in 2001, except for Mr. Lawler whose term will expire on December 27, 2000, the Class I Directors will serve until the Annual Meeting of SmartServ's stockholders to be held in 2002 and the Class II Directors will serve until the Annual Meeting of SmartServ's stockholders to be held in 2003, except for Mr. Klotz whose term will expire on May 14, 2001. The Directors elected at the 2001, 2002, and 2003 annual meetings will serve normal terms of three years. Officers are appointed annually and serve at the discretion of the Board for one year. Under a Stock Purchase Agreement dated May 15, 2000, TecCapital, Ltd. has the right to designate one member of SmartServ's Board of Directors. Messrs. Cassetta and Rossi agreed to vote all shares of SmartServ held by them, representing approximately 18.14% of the outstanding stock of SmartServ, to elect the director designated by TecCapital, Ltd. In the event of a default under SmartServ's prepaid warrants, SmartServ will, at the request of Zanett Capital, Inc., appoint such number of designees of Zanett Capital, Inc. to its Board of Directors so that the designees of Zanett Capital, Inc. will constitute a majority of the members of the Board of Directors of SmartServ. Further, Mr. Cassetta and Steven Francesco (former president of SmartServ) have agreed to vote their shares of common stock, representing approximately 14.71% of the outstanding stock of SmartServ, in favor of such designees of Zanett Capital, Inc., at each Annual Meeting of Stockholders of SmartServ at which directors are elected.


         BOARD COMMITTEES

         The Compensation Committee, currently composed of Messrs. Wood and Steele, has authority over officer compensation and administers our employee stock option plans.

         The Audit Committee, currently composed of Messrs. Steele and Perry and Ms. Talmadge, serves as the Board's liaison with our auditors.

         The Finance Committee, currently composed of Mr. Guazzoni, Mr. Steele and Ms. Talmadge, reviews expenditures of SmartServ.

         The Technology Advisory Committee, currently composed of Messrs. Lawler and Rossi, is responsible for identifying new technologies and markets therefor.

         COMPENSATION OF DIRECTORS

         Each director who is not an officer or employee of SmartServ is reimbursed for his or her out-of-pocket expenses incurred in connection with attendance at meetings or other company business. Each non-employee director receives a $1,500 fee for each meeting he or she attends. Additionally, each committee member may receive up to $1,000 per meeting attended.

         The Compensation Committee has the discretionary authority to grant options to non-employee directors. Pursuant to such authority, on October 13, 1999, it granted options to purchase 10,000 shares of common stock at an exercise price of $.9375 to each non-employee director. Additionally, on May 30, 2000, the Board of Directors granted options to purchase 10,000 shares of common stock at an exercise price of $49.50 to each non-employee director, and on November 3, 2000, granted options to purchase 5,000 shares of common stock at an exercise price of $19.00 to each non-employee director. The exercise price of each share of common stock under any option granted to a director was equal to the fair market value of a share of common stock on the date the option was granted.

         EXECUTIVE COMPENSATION

         The following table sets forth information concerning annual and long-term compensation, paid or accrued, for the Chief Executive Officer and for each other executive officer (the "Named Executive Officers") of SmartServ whose compensation exceeded $100,000 in fiscal 2000 for services in all capacities to SmartServ during the last three fiscal years.

                                          SUMMARY COMPENSATION TABLE
                                          --------------------------
                                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                            ---------------------------------------------------- ---------------------------
                                                                                  RESTRICTED     SECURITIES
NAME AND PRINCIPAL          FISCAL                               OTHER ANNUAL       STOCK        UNDERLYING    ALL OTHER
POSITION                    YEAR    SALARY      BONUS          COMPENSATION (1)   AWARDS (2)       OPTIONS    COMPENSATION
--------------------------- ------- ----------- ------------- ------------------ -------------- ------------ -------------
Sebastian E. Cassetta         2000  $ 216,200   $  241,300        $      9,750   $       --       23,000      $27,100(10)
Chief Executive               1999    155,000      116,414(3)            9,750      185,471(4)    92,000(6)    24,416(10)
Officer                       1998    125,000           --               9,750           --       37,500(7)      --  (11)

Mario F. Rossi                2000    162,000      104,100               6,000           --       22,000         --  (11)
Senior Vice                   1999    122,500       43,749(3)            6,000       61,824(5)    67,500(8)      --  (11)
President of Operations       1998     92,400           --               6,000           --       20,834(7)      --  (11)

Thomas W. Haller              2000    112,250       21,300               6,000           --       79,000         --  (11)
Treasurer                     1999     89,400        2,600               6,000           --       32,000(9)      --  (11)
                              1998     77,700           --               6,000           --       15,000(7)      --  (11)

(1)      Amounts shown consist of a non-accountable expense allowance.

(2) The Named Executive Officers did not receive any LTIP Payouts in 2000, 1999 or 1998.

(3) Based on the closing price of $0.75 on June 30, 1999, the date on which the bonus was earned. If such amount were calculated at $16.50, the closing price on December 28, 1999, the day immediately preceding the date of grant, the value of the common stock issued in satisfaction of the bonus obligation would be $2,442,000 and $891,000 for Messrs. Cassetta and Rossi, respectively.

(4) On December 29, 1998, the Board of Directors approved the sale to Mr. Cassetta of 618,239 shares of restricted stock representing 9% of the fully diluted shares of common stock of SmartServ at that date. Compensation has been determined as the number of shares awarded to Mr. Cassetta times the closing price of SmartServ's common stock on December 29, 1998 ($2.50) less the consideration to be paid by Mr. Cassetta. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Cassetta to $.75 per share, the fair value of the shares at that date. At June 30, 2000, based upon the closing bid price ($70.5625) of SmartServ's common stock, the value of Mr. Cassetta's shares was $43,624,500. Through December 31, 1999, the purchase of this restricted stock was recorded as a variable award pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance therewith, SmartServ's results of operations for the six months ended December 31, 1999 includes a noncash compensation charge of $11,727,000 for the change in the fair value of its common stock at December 31, 1999.

(5) On December 29, 1998, the Board of Directors approved the sale to Mr. Rossi of 206,080 shares of restricted stock representing 3% of the fully diluted shares of common stock of SmartServ at that date. Compensation has been determined as the number of shares awarded to Mr. Rossi times the closing price of SmartServ's common stock on December 29, 1998 ($2.50) less the consideration to be paid by Mr. Rossi. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Rossi to $.75 per share, the fair value of the shares at that date. At June 30, 2000, based upon the closing bid price ($70.5625) of SmartServ's common stock, the value of Mr. Rossi's shares was $14,541,500. Through December 31, 1999, the purchase of this restricted stock was recorded as a variable award pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance therewith, SmartServ's results of operations for the six months ended December 31, 1999 includes a noncash compensation charge of $3,909,000 for the change in the fair value of its common stock at December 31, 1999.

(6) Includes options for the purchase of 37,500 shares which were canceled when repriced options to purchase a like number of shares were granted in lieu thereof.

(7) Such options were canceled when repriced options were granted in lieu thereof in fiscal 1999.

(8) Includes options for the purchase of 25,250 shares which were canceled when repriced options to purchase a like number of shares were granted in lieu thereof.

(9) Includes options for the purchase of 15,000 shares which were canceled when repriced options to purchase a like number of shares were granted in lieu thereof.

(10) Amounts represent premiums paid by SmartServ for life and disability insurance for the benefit of Mr. Cassetta.

(11) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the Named Executive Officers.

STOCK OPTIONS

         The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2000:

                          OPTION GRANTS IN FISCAL 2000
                             (INDIVIDUAL GRANTS) (1)
                             -----------------------

                                 NUMBER OF             % OF TOTAL OPTIONS
                           SECURITIES UNDERLYING    GRANTED TO EMPLOYEES IN      EXERCISE           EXPIRATION
NAME                          OPTIONS GRANTED             FISCAL 2000             PRICE                DATE
-------------------------- ----------------------- -------------------------- ------------------ ---------------------
Sebastian E. Cassetta               15,000                                         $     .9375           10/12/09
                                     8,000                            2.11%            49.5000            5/29/10

Mario F. Rossi                      15,000                                         $     .9375           10/12/09
                                     7,000                            2.02%            49.5000            5/29/10

Thomas W. Haller                    72,000                                         $     .9375           10/12/09
                                     7,000                            7.24%            49.5000            5/29/10

(1) No stock appreciation rights ("SARs") were granted to the Named Executive Officers during fiscal 2000.


The following table sets forth information as to the number of unexercised shares of common stock underlying stock options and the value of unexercised in-the-money stock options at fiscal year end:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION VALUE (1)(2)
                       -----------------------------------
                                                                         NUMBER OF
                                                                        UNEXERCISED              VALUE OF
                                                                        SECURITIES            UNEXERCISED IN-
                                                                        UNDERLYING               THE-MONEY
                                                                     OPTIONS AT FISCAL      OPTIONS AT FISCAL
                                                                         YEAR END                YEAR END
                                 SHARES ACQUIRED         VALUE         EXERCISABLE/             EXERCISABLE/
NAME                             ON EXERCISE           REALIZED        UNEXERCISABLE           UNEXERCISABLE
------------------------------ -------------------- ----------------- ------------------ --------------------------
Sebastian E. Cassetta                  --                  --         27,250/50,250         $1,884,800/$3,097,700

Mario F. Rossi                         --                  --         21,125/43,125         $1,460,500/$2,652,300

Thomas W. Haller                       --                  --         16,000/95,000         $1,105,500/$6,266,000

(1) No SARs were exercised by the Named Executive Officers during fiscal 2000 or held by them at fiscal year end.

(2) Value is based on the closing bid price of SmartServ's common stock as reported by the NASDAQ National Market on June 30, 2000 ($70.5625) less the exercise price of the option.

         EMPLOYMENT AGREEMENTS

         SmartServ and Mr. Cassetta have entered into an employment agreement ("Cassetta Agreement"), effective January 1, 1999 and expiring on December 31, 2001, providing for (1) base compensation of $185,000 per annum, (2) additional compensation of up to 100% of base compensation and (3) the sale to him of 618,239 shares of restricted stock representing 9% of the fully diluted shares of common stock of SmartServ. Mr. Cassetta's additional compensation will be equal to 10% of his base compensation for each 10% increase in sales during the first year of the Cassetta Agreement, subject to a maximum of 100% of base compensation. In each subsequent year of the Cassetta Agreement, Mr. Cassetta will receive additional compensation equal to 5% of his base compensation for each 5% increase in sales, subject again to a maximum of 100% of base compensation. The purchase price ($2.20 per share) of the restricted stock was equal to 110% of the fair market value of SmartServ's common stock for the 30 days preceding the date of the stock purchase agreement ("Cassetta Stock Purchase Agreement") contemplated by the Cassetta Agreement. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Cassetta to $.75 per share, the fair market value of the shares at that date. $6,182.39 of the purchase price has been paid in cash and the balance by a 5 year, non-recourse promissory note, secured by the stock, at an interest rate of 6.75%, which is 1% below the prime rate on the date of the Cassetta Stock Purchase Agreement. The Cassetta Stock Purchase Agreement provides SmartServ with certain repurchase options and provides Mr. Cassetta with a put option in the event of the termination of his employment. In the event that Mr. Cassetta's employment is terminated without cause, Mr. Cassetta will receive a lump sum severance payment equal to his full base salary for the remaining term of the Cassetta Agreement, discounted to the present value using an 8% discount rate and continuing benefit coverage for the lesser of 12 months or the remaining term of the Cassetta Agreement. On December 28, 1999, the Board of Directors of SmartServ approved the payment to Mr. Cassetta in stock of the bonus payable to him for 1999 under his employment agreement. Pursuant thereto, in March 2000 SmartServ issued 148,000 shares of common stock to Mr. Cassetta.

         SmartServ and Mr. Rossi have entered into an employment agreement ("Rossi Agreement"), effective January 1, 1999 and expiring on December 31, 2001, providing for (1) base compensation of $135,000 per annum, (2) additional compensation of up to 50% of base compensation and (3) the sale to him of 206,080 shares of restricted stock representing 3% of the fully diluted shares of common stock of SmartServ. Mr. Rossi's additional compensation will be equal to 5% of his base compensation for each 10% increase in sales during the first year of the Rossi Agreement, subject to a maximum of 50% of base compensation. In each subsequent year of the Rossi Agreement, Mr. Rossi will receive additional compensation equal to 2.5% of base compensation for each 5% increase in sales, subject again to a maximum of 50% of base compensation. The purchase price ($2.20 per share) of the restricted stock was equal to 110% of the fair market value for the 30 days preceding the date of the stock purchase agreement ("Rossi Stock Purchase Agreement") contemplated by the Rossi Agreement. On October 13, 1999, the Board of Directors agreed to reprice the shares granted to Mr. Rossi to $.75 per share, the fair market value of the shares at that date. $2,060.80 of the purchase price has been paid in cash and the balance by a 5 year, non-recourse promissory note, secured by the stock, at an interest rate of 6.75%, which is 1% below the prime rate on the date of the Rossi Stock Purchase Agreement. The Rossi Stock Purchase Agreement provides SmartServ with certain repurchase options and provides Mr. Rossi with a put option in the event of the termination of his employment. In the event that Mr. Rossi's employment is terminated without cause, Mr. Rossi will receive a lump sum severance payment equal to his full base salary for the remaining term of the Rossi Agreement, discounted to the present value using an 8% discount rate and continuing benefit coverage for the lesser of 12 months or the remaining term of the Rossi Agreement. On December 28, 1999, the Board of Directors of SmartServ approved the payment to Mr. Rossi in stock of the bonus payable to him for 1999 under his employment agreement. Pursuant thereto, in March 2000 SmartServ issued 54,000 shares of common stock to Mr. Rossi.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 31, 2001, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by SmartServ to beneficially own more than 5% of the outstanding shares, (ii) each director of SmartServ, (iii) each Named Executive Officer (as defined below) and (iv) all executive officers and directors of SmartServ as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

               NAME AND ADDRESS OF                  AMOUNT AND NATURE OF               PERCENT OF
              BENEFICIAL OWNER (1)                BENEFICIAL OWNERSHIP (2)       OUTSTANDING SHARES (3)
    ------------------------------------------ -------------------------------- --------------------------
    Sebastian E. Cassetta                                  940,992(4)                    15.40%
    c/o SmartServ Online, Inc.
    Metro Center, One Station Place
    Stamford, CT 06902

    Steven Rosner                                          420,533                        7.01%
    1220 Mirabeau Lane
    Gladwyn, Pennsylvania 19035

    Mario F. Rossi                                         329,330(5)                     5.43%
    c/o SmartServ Online, Inc.
    Metro Center, One Station Place
    Stamford, CT 06902

    TecCapital, Ltd.                                       303,030                        5.05%
    Cedar House
    41 Cedar Avenue
    Hamilton, HM 12, Bermuda

    Data Transmission Network Corporation                  179,900                        3.00%

    Claudio Guazzoni                                       108,699(6)                     1.78%

    Thomas W. Haller                                        86,316(7)                     1.42%

    L. Scott Perry                                          40,833(8)                      *

    Catherine Cassel Talmadge                               40,816(8)                      *

    Stephen Lawler                                          35,000(9)                      *

    Charles R. Wood                                         29,000(10)                     *

    Robert H. Steele                                        25,000(11)                     *

    Charles R. Klotz                                        15,000(12)                     *

    All executive officers and directors as
    a group (14 persons)                                1,827,482(13)                    27.51%

 --------------------
*        Less than 1%

(1) Under the rules of the Securities and Exchange Commission (the "SEC"), addresses are only given for holders of 5% or more of the outstanding Common Stock of SmartServ.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(3) Represents the number of shares of common stock beneficially owned as of January 31, 2001 by each named person or group, expressed as a percentage of the sum of all of the shares of such class outstanding as of such date and the number of shares not outstanding, but beneficially owned by such named person or group.

(4) Includes 112,000 shares of common stock subject to currently exercisable options. Also includes 2,051 shares held in trust for the benefit of Mr. Cassetta's wife.

(5) Includes 68,500 shares of common stock subject to currently exercisable options.

(6) Includes 39,166 shares of common stock subject to currently exercisable options. Also includes 69,533 shares of common stock subject to currently exercisable warrants.

(7) Includes 84,650 shares of common stock subject to currently exercisable options and 1,000 shares of common stock subject to currently exercisable warrants.

(8) Includes 40,000 shares of common stock subject to currently exercisable options.

(9) Represents 35,000 shares of common stock subject to currently exercisable options.

(10) Includes 15,000 shares of common stock subject to currently exercisable options.

(11) Represent 25,000 shares of common stock subject to currently exercisable options.

(12) Represents 15,000 shares of common stock subject to currently exercisable options. Does not include 303,030 shares beneficially owned by TecCapital, Ltd. of which Mr. Klotz is a director. Mr. Klotz disclaims beneficial ownership of these shares.

(13) Includes 2,051 shares held in trust for the benefit of Mr. Cassetta's wife and 646,377 shares of common stock subject to currently exercisable options and warrants issued to all executive officers and directors.


         CHANGES IN CONTROL


         SmartServ and each of Messrs. Cassetta and Francesco have entered into an agreement with Zanett Capital, Inc. dated September 29, 1997, as subsequently amended, which provides, among other things, that for a period of 5 years, upon an event of default under the prepaid warrants, SmartServ will, at the request of Zanett Capital, Inc., appoint such number of designees of Zanett Capital, Inc. to its Board of Directors so that the designees of Zanett Capital, Inc., will constitute a majority of the members of the Board of Directors of SmartServ. Further, Messrs. Cassetta and Francesco have agreed to vote their shares of common stock, representing approximately 14.71% of the outstanding stock of SmartServ, in favor of the designees of Zanett Capital, Inc., at each Annual Meeting of Stockholders of SmartServ at which directors are elected.


                              SELLING STOCKHOLDERS

         The shares being offered for resale by the selling stockholders consist of the shares of common stock issued in our May 2000 private placement, shares of common stock held by certain financial consultants, shares of common stock issuable upon exercise of stock purchase warrants held by (a) several investors who have held such warrants since prior to our initial public offering and (b) several financial, marketing and technical consultants. Other than consulting arrangements with Bruno Guazzoni, Andrew Seybold Group, LLC, InterBank Funding Corp., Ehrenkrantz King Nussbaum, Inc., Michael Kramer, Lindquist Global Advisors, LLC, Steven Rosner and Brauning Associates (of which Michael P. Silva and Todd M. Peterson are principals and transferees), investment advisory relationships with The Zanett Securities Corporation (of which Claudio Guazzoni, a director of SmartServ, is a principal) and that Charles R. Klotz is a director of SmartServ and designee of TecCapital, Ltd., none of the selling stockholders has, and, within the past three years, none has had, any position, office or other material relationship with us or any of our predecessors or affiliates.


         The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of January 31, 2001 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

                                             Shares of Common Stock     Shares of Common      Beneficial Ownership
                                                 Beneficially             Stock to be         After Offering If All
       Selling Stockholders                         Owned                    Sold               Shares Are Sold
       --------------------                         -----                    ----               ---------------
TecCapital, Ltd.                                     303,030                303,030                  --

The Abernathy Group                                   20,202                 20,202                  --

Hare & Co.                                            30,303                 30,303                  --

John E. Herzog                                         4,167                  4,167                  --

Andrew DaPonte                                         3,750                  3,750                  --

Emanuel E. Geduld                                      2,083                  2,083                  --

Anchung Sammy Chung and Fong-Chi Alison

Taso                                                   1,250                  1,250                  --

Alexandra Building Corp.                                 833                    833                  --

Andrew Seybold Group, LLC                             10,000                 10,000                  --

InterBank Funding Corp.                                4,309                  4,309                  --


Ira Abbott                                             2,586                  2,586                  --

CLFS Equities         .                                2,586                  2,586                  --

Depositary Trust Company                             150,020                150,020                  --

Ehrenkrantz King Nussbaum, Inc.                       16,667                 16,667                  --

Michael Kramer                                        16,000                 16,000                  --

Lindquist Global Advisors, LLC                             0                 50,000 (1)              --

Steven Rosner                                        420,533                  8,000               412,533

Bruno Guazzoni                                       116,866                116,866                  --

Zanett Lombardier, Ltd.                                9,227                  9,227                  --

Samuel L. Milbank                                      4,406                  4,406                  --

David M. McCarthy                                      8,811                  8,811                  --

Claudio Guazzoni                                       8,811                  8,811                  --

Michael P. Silva                                      40,000                 40,000                  --

Todd M. Peterson                                      10,000                 10,000                  --
                                                   ---------               --------               -------

          Total                                    1,186,440                823,907               412,533
                                                   =========                =======               =======

-----------------------------
(1) Represents 50,000 shares underlying warrants to purchase such shares that are not included in shares of common stock beneficially owned because the warrants are not currently exercisable nor will be within the next 60 days.

         We agreed with Zanett Lombardier, Ltd. and Bruno Guazzoni to register the underlying shares of common stock pursuant to the antidilution provisions of warrants issued to them. They agreed that they will not exercise their warrants to the extent that they would beneficially own more than 4.99% of our common stock. They can waive this restriction on 61 days notice.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o        ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades or otherwise on the OTC Bulletin Board,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither SmartServ nor the selling stockholders can presently estimate the amount of such compensation. SmartServ knows of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         SmartServ will not receive any proceeds from the sale of the shares pursuant to this prospectus. SmartServ has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $42,000.

         SmartServ has informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 24, 1999, SmartServ and DTN entered into an agreement that amended the Software License and Service Agreement dated April 23, 1998. In consideration of the receipt of $5.175 million, SmartServ granted DTN an exclusive perpetual worldwide license to SmartServ's Internet-based (1) real-time stock quote product, (2) online trading vehicle for customers of small and medium sized brokerage companies, (3) administrative reporting package for brokers of small and medium sized brokerage companies and (4) order entry/routing system. Additionally, SmartServ received $324,000 in exchange for an agreement to issue warrants to purchase 300,000 shares of SmartServ's common stock at an exercise price of $8.60 per share. SmartServ agreed to operate these products and provide maintenance and enhancement services in exchange for a percentage of the revenues earned by DTN therefrom. Charles R. Wood, a director of SmartServ, was until February 28, 2000, Senior Vice President of DTN and President of its Financial Services Division.

         In November 2000, we amended the license agreement to provide that in consideration for a copy of the application source code, DTN will return both the domestic and international marketing rights of the software applications to SmartServ. As part of our strategy for providing information and transaction capabilities with device independence, SmartServ will be able to market these applications in both wireline and wireless platforms in conjunction with strategic marketing partners worldwide. Pursuant to this amendment, SmartServ will continue to perform maintenance and enhancement services through December 2000, and provide operational support through August 2001.

         SmartServ believes that the terms of the transactions described above were no less favorable to SmartServ than would have been obtained from a non-affiliated third party for similar transactions at the time of entering into such transactions. In accordance with SmartServ's policy, such transactions were approved by a majority of the independent disinterested directors of SmartServ.

                          DESCRIPTION OF CAPITAL STOCK

         The following is a summary description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation and By-Laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits. We have also included a summary description of only those warrants held by selling stockholders and we have not described any of our other outstanding warrants.

         GENERAL


         Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of January 31, 2001, we had 5,997,690 shares of common stock issued and outstanding. No shares of preferred stock are issued and outstanding. We have reserved 4,773,848 shares of common stock for issuance pursuant to outstanding options and warrants.


         COMMON STOCK

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Amended and Restated Certificate of Incorporation and By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

         PREFERRED STOCK

         Our Board of Directors may, without stockholder approval, establish and issue shares of one or more classes or series of preferred stock having the designations, number of shares, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.

         WARRANTS


         Between September 1995 and March 1996, we issued to certain bridge lenders warrants to purchase 155,192 shares of common stock at an exercise price of $7.731 per share, subject to adjustment in certain events. Unless exercised, the warrants will automatically expire on March 20, 2002.

         On March 21, 1996, in our initial public offering we issued 1,725,000 Redeemable Common Stock Purchase Warrants pursuant to a warrant agreement, or the Warrant Agreement, between us, Rickel & Associates, Inc., Continental Stock Transfer & Trust Company, as warrant agent, and others. Pursuant to the terms of the Warrant Agreement, such warrants are currently convertible into 892,461 shares of common stock. Upon surrender of 1.933 warrants and $7.731, the registered holder would be entitled to receive one share of common stock. Such conversion formula remains subject to adjustment in certain events. Unless exercised, the warrants will automatically expire on March 20, 2002. The warrants are subject to redemption by SmartServ at a redemption price of $.10 per warrant at any time, upon not less than 30 days prior written notice to the holders of the warrants, provided the average closing bid quotation of the common stock has been at least 187.5% of the then current exercise price of the warrants, for a period of 20 consecutive trading days ending on the third day prior to the date on which we give notice of redemption. The warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. The Warrant Agreement may be amended by us and the warrant agent together, and, in certain instances, with the written consent of the holders of at least a majority of the warrants.

         Prior to our initial public offering, we issued to Alexandra Building Corp., John E. Herzog, Andrew DaPonte, Emanuel E. Geduld, Anchung Sammy Chung and Fong-Chi Alison Tsao, for nominal consideration, warrants to purchase an aggregate of 12,083 shares of common stock at an exercise price of $24.00 per share during the period ending March 21, 2001.

         On January 1, 1999, we issued to Andrew Seybold Group, LLC a warrant to purchase 10,000 shares of common stock at an exercise price of $2.50 per share. These warrants were issued as partial consideration for marketing consulting services provided to SmartServ and expire on December 31, 2001.

         On November 19, 1999, we issued to Michael Kramer a warrant to purchase 16,000 shares of common stock at an exercise price of $17.75. These warrants were issued as partial consideration for technical consulting services provided to SmartServ and expire on November 18, 2002.

         On December 31, 1999, we issued to Brauning Associates warrants to purchase an aggregate of 50,000 shares of common stock at an exercise price of $3.00 per share. Thereafter, these warrants were transferred by Brauning Associates to Michael Silva and Todd Peterson, principals of Brauning Associates. These warrants were issued as partial consideration for marketing consulting services provided to SmartServ and expire on December 31, 2002.

         On January 4, 2000, we issued to Steven Rosner, a warrant to purchase 8,000 shares of common stock at an exercise price of $18.375. This warrant was issued as partial consideration for financial consulting services to be provided to SmartServ and expires on July 2, 2003.

         On January 7, 2000, we issued 16,667 shares of common stock to Ehrenkrantz King Nussbaum, Inc. upon exercise of warrants.

         On March 15, 2000, we issued 4,309 shares of common stock to InterBank Funding Corp. upon exercise of warrants.

         On April 5, 2000, we issued 1,250 shares of common stock to Anchung Sammy Chung and Fong-Chi Alison Tsao upon exercise of warrants.

         On May 1, 2000, we issued to Lindquist Global Advisors, LLC, a warrant to purchase 50,000 shares of common stock at an exercise price of $49.50. This warrant was issued as partial consideration for financial consulting services to be provided to SmartServ and will expire on April 30, 2003.

         The warrants may be exercised in whole or in part, subject to the limitations provided in the warrants. Any warrant holders who do not exercise their warrants prior to the conclusion of the exercise period will forfeit the right to purchase the shares of common stock underlying the warrants and any outstanding warrants will become void and be of no further force or effect.

         Holders of the warrants have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the warrants.

         We have agreed to pay all registration expenses incurred in connection with the registration of the common stock issuable upon exercise of the warrants.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

         We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

         An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

o for any breach of a director's duty of loyalty to the corporation or its stockholders,

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

o for any transaction from which a director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation of SmartServ provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

         Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. SmartServ's By-Laws entitle officers and directors of SmartServ to indemnification to the fullest extent permitted by the DGCL.

         SmartServ has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, SmartServ maintains an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SmartServ pursuant to the provisions described above, or otherwise, SmartServ has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SmartServ of expenses incurred or paid by a director, officer or controlling person of SmartServ in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SmartServ will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http.//www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register the shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

         The Transfer Agent and Registrar for the common stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004. Its telephone number is (212) 509-4000.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

         The financial statements of SmartServ Online, Inc. at June 30, 2000, 1999, and for each of the three years in the period ended June 30, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                        Page

    Balance Sheets as of June 30, 2000 and September 30, 2000
    (unaudited)..........................................................................F-2

    Statements of Operations for the  three months ended
    September 30, 2000 and 1999 (unaudited)..............................................F-4

    Statement of Changes in Stockholders' Equity for the
    three months ended September 30, 2000 (unaudited)....................................F-5

    Statements of Cash Flows for the three months ended
    September 30, 2000 and 1999 (unaudited)..............................................F-6

    Notes to Unaudited Financial Statements..............................................F-7


FINANCIAL  STATEMENTS  FOR THE FISCAL YEARS ENDING JUNE 30, 2000,  JUNE 30, 1999
AND JUNE 30, 1998

    Report of Independent Auditors......................................................F-12

    Balance Sheets as of June 30, 2000 and 1999.........................................F-13

    Statements of Operations for the years ended June 30, 2000,
    1999 and 1998.......................................................................F-15

    Statement of Changes in Stockholders' Equity (Deficiency)
    for the years ended June 30, 1998, 1999 and 2000....................................F-16

    Statements of Cash Flows for the years ended June 30, 2000,
    1999 and 1998.......................................................................F-19

    Notes to Financial Statements.......................................................F-20


                             SMARTSERV ONLINE, INC.

                                 BALANCE SHEETS

                                                                             SEPTEMBER 30,              JUNE 30,
                                                                                 2000                     2000
                                                                          --------------------     -------------------
                                                                              (UNAUDITED)

ASSETS
Current assets
   Cash and cash equivalents                                                $   21,668,505         $      24,016,345
   Accounts receivable                                                             129,006                   236,498
   Prepaid expenses                                                                330,548                   213,956
                                                                          --------------------     -------------------
Total current assets                                                            22,128,059                24,466,799
                                                                          --------------------     -------------------

Property and equipment, net                                                        858,859                   687,439

Other assets
   Capitalized software development costs,
      net of accumulated amortization of $639,397 at
      September 30, 2000 and $412,236 at June 30, 2000                           1,408,320                 1,475,212
   Security deposits                                                               200,374                    73,374
   Deferred financing costs                                                        200,000                        --
                                                                          --------------------     -------------------
                                                                                 1,808,694                 1,548,586
                                                                          --------------------     -------------------

Total Assets                                                                $   24,795,612           $    26,702,824
                                                                          ====================     ===================

                             SMARTSERV ONLINE, INC.

                                 BALANCE SHEETS

                                                                             SEPTEMBER 30,              JUNE 30,
                                                                                 2000                     2000
                                                                          --------------------     -------------------
                                                                              (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                                                          $    1,359,970          $     1,482,019
   Accrued liabilities                                                              984,903                1,097,289
                                                                          --------------------     -------------------
Total current liabilities                                                         2,344,873                2,579,308
                                                                          --------------------     -------------------

Deferred revenues                                                                 3,543,350                4,141,579

COMMITMENTS AND CONTINGENCIES - NOTE 8

STOCKHOLDERS' EQUITY
Preferred stock - $0.01 par value
   Authorized - 1,000,000 shares
   Issued and outstanding - None
Common stock - $.01 par value
   Authorized - 40,000,000 shares
   Issued and outstanding - 5,814,840 shares at September 30,
      2000 and 5,576,894 shares at June 30, 2000                                     58,148                   55,768
Additional paid-in capital                                                       72,035,614               75,842,858
Notes receivable from officers                                                     (666,841)                (666,841)
Unearned compensation                                                            (2,039,029)              (2,310,284)
Accumulated deficit                                                             (50,480,503)             (52,939,564)
                                                                          --------------------     -------------------
Total stockholders' equity                                                       18,907,389               19,981,937
                                                                          --------------------     -------------------

Total Liabilities and Stockholders' Equity                                  $    24,795,612          $    26,702,824
                                                                          ====================     ===================

See accompanying notes.

                             SMARTSERV ONLINE, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                          THREE MONTHS
                                                                                       ENDED SEPTEMBER 30
                                                                            ------------------------------------------
                                                                                   2000                  1999
                                                                            -------------------    -------------------
Revenues                                                                      $    1,013,528         $      808,292
                                                                            -------------------    -------------------
Costs and expenses:
   Costs of services                                                              (1,010,710)              (232,866)
   Product development expenses                                                     (417,776)               (46,845)
   Selling, general and administrative
         expenses                                                                 (2,138,811)              (582,314)
   Stock-based compensation                                                        4,661,402               (272,951)
                                                                            -------------------    -------------------
Total costs and expenses                                                           1,094,105             (1,134,976)
                                                                            -------------------    -------------------
Income (loss) from operations                                                      2,107,633               (326,684)

Interest income                                                                      351,428                 11,017
                                                                            -------------------    -------------------

Net income (loss)                                                             $    2,459,061         $     (315,667)
                                                                            ===================    ===================

Basic earnings (loss) per share                                               $         0.47         $        (0.23)
                                                                            ===================    ===================

Diluted earnings (loss) per share                                             $         0.27         $        (0.23)
                                                                            ===================    ===================

Weighted average shares outstanding - basic                                        5,296,859              1,368,046
                                                                            ===================    ===================

Weighted average shares outstanding - diluted                                      9,091,970              1,368,046
                                                                            ===================    ===================

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      THREE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)

                                                          NOTES
                                   COMMON STOCK        RECEIVABLE      ADDITIONAL
                                               PAR        FROM          PAID-IN         UNEARNED       ACCUMULATED
                                 SHARES       VALUE     OFFICERS        CAPITAL       COMPENSATION       DEFICIT
                               ----------- ----------- ------------- ---------------- -------------- ----------------
Balances at June 30, 2000      5,576,894    $ 55,768    $(666,841)   $ 75,842,858      $(2,310,284)    $(52,939,564)

Amortization of unearned
  compensation                                                                             331,255

Issuance of warrants to
   purchase 50,000 shares of
   common stock for consulting
   services                                                                60,000          (60,000)

Issuance of common stock
   upon exercise of warrants
   to purchase common stock      237,946       2,380                    1,125,413

Change in market value of
  employee stock options                                               (4,992,657)

Net income for the period                                                                                 2,459,061
                               ----------- ----------- ------------- ---------------- -------------- ----------------

Balances at September 30, 2000 5,814,840    $ 58,148    $(666,841)    $72,035,614      $(2,039,029)    $(50,480,503)
                               =========== =========== ============= ================ ============== ================

See accompanying notes.

                                              SMARTSERV ONLINE, INC.
                                             STATEMENTS OF CASH FLOWS
                                                    (UNAUDITED)

                                                                                          THREE MONTHS
                                                                                       ENDED SEPTEMBER 30
                                                                            -----------------------------------------
                                                                                   2000                  1999
                                                                            -------------------    ------------------
OPERATING ACTIVITIES
Net income (loss)                                                            $     2,459,061         $    (315,667)
Adjustments to reconcile net income (loss) to net cash
    used for operating activities:
       Depreciation and amortization                                                 322,844                96,266
       Noncash compensation                                                       (4,661,402)              272,951
       Amortization of deferred revenues                                            (598,229)             (414,156)
       Changes in operating assets and liabilities
          Accounts receivable                                                        107,492                79,427
          Prepaid expenses                                                          (116,592)                9,485
          Accounts payable and accrued liabilities                                  (434,435)             (500,554)
          Security deposit                                                          (127,000)                1,460
                                                                            -------------------    ------------------
    Net cash used for operating activities                                        (3,048,261)             (770,788)
                                                                            -------------------    ------------------

INVESTING ACTIVITIES
Purchase of equipment                                                               (267,103)              (24,385)
Capitalization of software development costs                                        (160,269)             (244,225)
                                                                            -------------------    ------------------
    Net cash used for investing activities                                          (427,372)             (268,610)
                                                                            -------------------    ------------------

FINANCING ACTIVITIES
Repayment of capital lease obligation                                                     --               (22,710)
Issuance of common stock                                                           1,127,793                    --
                                                                            -------------------    ------------------
    Net cash provided by (used for) financing activities                           1,127,793               (22,710)
                                                                            -------------------    ------------------

Decrease in cash and cash equivalents                                             (2,347,840)           (1,062,108)
Cash and cash equivalents - beginning of period                                   24,016,345             2,165,551
                                                                            -------------------    ------------------

Cash and cash equivalents - end of period                                    $    21,668,505         $   1,103,443
                                                                            ===================    ==================

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2000

1.   NATURE OF BUSINESS

SmartServ Online, Inc. commenced operations on August 20, 1993. We deliver Internet-based and wireless content, as well as "Web-to-Wireless" applications, such as securities trade order routing, that enable e-commerce by providing transactional and information services to our alliance partners or Strategic Marketing Partners. We have developed online financial, transactional and media applications using a unique "device independent" delivery solution and make these services available to wireless handsets and personal digital assistants, personal computers and the Internet through our application software and communications architecture. Our services facilitate stock trading and other e-commerce transactions, as well as the dissemination of real-time stock quotes, business and financial news, sports information, private-labeled electronic mail, national weather reports and other business and entertainment information in a user-friendly manner.

Our plan of operation focuses on the business-to-business strategy of marketing our services in partnership with those companies that have an economic incentive to provide our information and transaction services to their customers. Management believes that SmartServ's primary source of revenues will be derived from consumers who purchase the services through these Strategic Marketing Partners. Through the use of this strategy, the consumer is a customer of both SmartServ and its Strategic Marketing Partner. We also believe that the sale of our information and transaction services through the cooperative efforts of Strategic Marketing Partners with more recognizable brand names than our own is important to our success.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
---------------------
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, the instructions of Form 10-QSB and Rule 310 of Regulation SB and, therefore, do not include all information and notes necessary for a presentation of results of operations, financial position and cash flows in conformity with generally accepted accounting principles. The balance sheet at June 30, 2000 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000. In the opinion of the Company, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been made. Results of operations for the three months ended September 30, 2000 are not necessarily indicative of those expected for the period ending December 31, 2000.

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION
-------------------
Revenues are recognized as services are provided. Deferred revenues, resulting from customer prepayments, are recognized as services are provided throughout the term of the agreement. Deferred revenues resulting from our agreement with Data Transmission Network Corporation ("DTN") have been amortized over the anticipated future revenue stream, a period of 42 months, commencing June 1, 1999. We have amended our agreement with DTN such that, effective September 1, 2000, Smartserv will perform maintenance and enhancement services through December 2000 and provide operational support through August 2001. Therefore, commencing September 1, 2000, deferred revenues are being amortized to income over the period through August 2001.

BASIC AND DILUTED EARNINGS PER SHARE
------------------------------------
The weighted average shares outstanding are determined as the mean average of the shares outstanding and assumed to be outstanding during the period.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS
--------------------------------------
In connection with certain contracts entered into between SmartServ and its Strategic Marketing Partners, as well as other projects, we have capitalized costs related to certain product enhancements and application development in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", effective July 1, 1998.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment are stated at cost. Equipment purchased under a capital lease has been recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful lives of three to ten years.

STOCK BASED COMPENSATION
------------------------
We maintain several stock option plans for employees and non-employee directors that provide for the granting of stock options for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. We account for these stock compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Accordingly, compensation expense is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Certain options, which have been repriced, are subject to the variable plan requirements of APB No. 25, that requires us to record compensation expense for changes in the fair value of our common stock.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------
In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. We do not believe that the adoption of SAB 101 will have a material affect on our financial results.

RECLASSIFICATIONS
-----------------
Certain amounts in the 1999 presentation have been reclassified to conform to the 2000 presentation.

3.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                              SEPTEMBER 30,             JUNE 30,
                                                                                   2000                    2000
                                                                            -------------------      -----------------
   Data processing equipment                                                $     1,257,387          $     1,109,828
   Data processing equipment purchased under a capital lease                        246,211                  246,211
   Office furniture and equipment                                                   138,984                   81,140
   Display equipment                                                                 71,335                    9,635
   Leasehold improvements                                                            36,678                   36,678
                                                                            -------------------      -----------------

                                                                                  1,750,595                1,483,492
   Accumulated depreciation, including $168,244 at September
     30, 2000 and $155,933 at June 30, 2000 for equipment
     purchased under a capital lease                                               (891,736)                (796,053)
                                                                            -------------------      -----------------
                                                                            $       858,859          $       687,439
                                                                            ===================      =================

4.   NOTE PAYABLE

On September 28, 2000, we entered into a $20,000,000 line of credit facility with Hewlett-Packard Company. The agreement provides for the financing of the acquisition of approved hardware, software and services, subject to our continuing compliance with certain financial covenants. The facility is evidenced by a note that bears interest at 11% per annum and is secured by SmartServ's tangible assets. The note matures in three years from issuance and may be converted into common stock at $33.56 per share.

5.   EQUITY TRANSACTIONS

During the period ended September 30, 2000, we issued 237,946 shares of common stock to certain investors at prices ranging from $2.63 to $14.64 per share upon exercise of warrants to purchase such shares. Net proceeds from the exercise of these warrants were $1,127,793.

During the period ended September 30, 2000, we issued warrants to purchase 50,000 shares of our common stock to a financial consultant as partial consideration for services to be rendered to SmartServ. The warrants have an exercise price of $49.50 per share and expire in April 2003.

6.   STOCK-BASED COMPENSATION

In connection with the grant of certain stock options, warrants and other compensation arrangements, we have recorded adjustments, both credits and charges, to earnings that are noncash in nature. Certain of these grants are subject to the variable plan requirements of APB No. 25 that require us to adjust compensation expense for changes in the fair value of our common stock.

The following table shows the amount of stock-based compensation that would have been recorded in the categories of the statement of operations had stock-based compensation not been separately stated therein:

                                                                   THREE MONTHS ENDED SEPTEMBER 30
                                                               ----------------------------------------
                                                                     2000                  1999
                                                               ------------------    ------------------
Costs of revenues                                              $    (1,112,161)       $           --

Selling, general and administrative expenses                        (3,549,241)              272,951
                                                               ------------------    ------------------
                                                               $    (4,661,402)       $      272,951
                                                               ==================    ==================

7.   EARNINGS PER SHARE

The following  table sets forth the  computation  of basic and diluted  earnings
(loss) per share:

                                                                   THREE MONTHS ENDED SEPTEMBER 30
                                                               ----------------------------------------
                                                                     2000                  1999
                                                               ------------------    ------------------
Numerator:
   Net income (loss)                                           $    2,459,061        $       (315,667)
                                                               ==================    ==================
Denominator:
   Weighted average shares - basic                                  5,296,859               1,368,046
                                                               ==================    ==================
   Weighted average shares - diluted                                9,091,970               1,368,046
                                                               ==================    ==================
Basic earnings (loss) per common share                         $        0.47         $          (0.23)
                                                               ==================    ==================
Diluted earnings (loss) per common share                       $        0.27         $          (0.23)
                                                               ==================    ==================

At September 30, 2000, $612,000 of our Prepaid Warrants were outstanding. At that date, the Prepaid Warrants were convertible into 437,142 shares of common stock. Additionally, there were warrants to purchase 2,572,815 shares of our common stock outstanding. Such warrants have exercise prices ranging from $0.60 to $72.00 per share and expire from March 2001 through January 2005. Based on the closing sale price ($35.75) of our common stock at September 30, 2000, there were, exclusive of the Prepaid Warrants, currently exercisable in-the-money warrants outstanding for the purchase of 2,522,000 shares of common stock. Additionally, we have established several employee stock option plans and granted options thereunder to our employees, directors, and consultants. These options are intended to qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code, as amended, or as nonqualified stock options. The options are partially exercisable after one year from date of grant and no options may be granted after May 29, 2010. At September 30, 2000, there were options outstanding for the purchase of 1,322,781 shares of our common stock.

8.   COMMITMENTS AND CONTINGENCIES

On or about June 4, 1999, Michael Fishman, our former Vice President of Sales, commenced an action against us, Sebastian E. Cassetta (our Chairman of the Board and Chief Executive Officer), Steven Francesco (our former President) and four others in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford alleging breach of contract, breach of duty of good faith and fair dealing, fraudulent misrepresentation, negligent misrepresentation, intentional misrepresentation and failure to pay wages. The defendants have answered the complaint and filed counterclaims for fraudulent inducement and breach of contract. Plaintiff has responded to the counterclaim, and in compliance with direction from the court, has filed an amended complaint. Although we are vigorously defending this action, there can be no assurance that we will be successful.

On or about February 29, 2000, Commonwealth Associates, L.P. filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleges that on or about August 19, 1999, Commonwealth and SmartServ entered into an engagement letter pursuant to which Commonwealth was to provide financial advisory and investment banking services to SmartServ in connection with a possible combination between SmartServ and Data Link Systems Corporation. The engagement letter provided for a nonrefundable fee of $15,000 payable in cash or common stock at SmartServ's option. The complaint alleges that SmartServ elected to pay the fee in stock and seeks 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our answer to the complaint, we have denied the material allegations of the complaint, including the allegation that we elected to pay in stock. Discovery has commenced. Although we are vigorously defending this action, there can be no assurance that we will be successful.

While we intend to vigorously defend these actions, the unfavorable outcome of either such action could have a material adverse effect on our financial condition, results of operations and cash flows.

9.   SUBSEQUENT EVENTS

Subsequent to September 30, 2000, we issued 27,305 shares of common stock to employees upon the exercise of options to purchase such shares. Proceeds from the exercise of these options were $28,385.

On November 3, 2000, the Board of Directors increased the number of shares available for issuance under the 2000 Employee Stock Option Plan by 600,000 to a maximum of 1,525,000. Additionally, the Board authorized the issuance of options to purchase 638,750 shares to employees and to non-employee directors at $19.00 per share, the fair value of the common stock at that date.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
SmartServ Online, Inc.

We have audited the accompanying balance sheets of SmartServ Online, Inc. as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SmartServ Online, Inc. at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.

/S/ ERNST & YOUNG LLP

Stamford, Connecticut
August 15, 2000, except
for footnote 13 as to
which the date is
September 28, 2000

                             SMARTSERV ONLINE, INC.

                                 BALANCE SHEETS

                                                                                             JUNE 30

                                                                             -----------------------------------------
                                                                                    2000                  1999
                                                                             ------------------- -- ------------------
ASSETS
Current assets
   Cash and cash equivalents                                                  $    24,016,345       $     2,165,551
   Accounts receivable                                                                236,498               348,278
   Prepaid expenses                                                                   213,956                50,150
                                                                             -------------------    ------------------
Total current assets                                                               24,466,799             2,563,979
                                                                             -------------------    ------------------

Property and equipment, net                                                           687,439               498,448

Other assets
   Capitalized software development costs,
       net of accumulated amortization of $412,236 at
       June 30, 2000 and $82,108 at June 30, 1999                                   1,475,212               683,337
   Security deposit                                                                    73,374                74,834
                                                                             -------------------    ------------------
                                                                                    1,548,586               758,171
                                                                             -------------------    ------------------

Total Assets                                                                  $    26,702,824       $     3,820,598
                                                                             ===================    ==================

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                                 BALANCE SHEETS

                                                                                             JUNE 30
                                                                             -----------------------------------------
                                                                                    2000                   1999
                                                                             -------------------    ------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
   Accounts payable                                                           $     1,482,019       $       780,543
   Accrued liabilities                                                              1,097,289               637,779
   Accrued liabilities to warrant holders                                                  --             1,311,365
                                                                             -------------------    ------------------
Total current liabilities                                                           2,579,308             2,729,687
                                                                             -------------------    ------------------

Deferred revenues                                                                   4,141,579             5,798,211

COMMITMENTS AND CONTINGENCIES - NOTE 10

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock - $0.01 par value
   Authorized - 1,000,000 shares
   Issued and outstanding - None
Common Stock - $0.01 par value
   Authorized - 40,000,000 shares
   Issued and outstanding - 5,576,894 at June 30, 2000
      and 1,199,787 shares at June 30, 1999                                            55,768                11,998
Common stock subscribed                                                                    --             1,812,554
Additional paid-in capital                                                         75,842,858            20,679,611
Notes receivable from officers                                                       (666,841)           (1,812,554)
Unearned compensation                                                              (2,310,284)           (3,452,904)
Accumulated deficit                                                               (52,939,564)          (21,946,005)
                                                                             -------------------    ------------------
Total stockholders' equity (deficiency)                                            19,981,937            (4,707,300)
                                                                             -------------------    ------------------

Total Liabilities and Stockholders' Equity (Deficiency)                       $    26,702,824       $     3,820,598
                                                                             ===================    ==================

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                            YEAR ENDED JUNE 30
                                                     -----------------------------------------------------------------
                                                            2000                  1999                   1998
                                                     -------------------   -------------------   ---------------------
Revenues                                                 $ 3,696,133           $ 1,443,781             $   873,476
                                                     -------------------   -------------------   ---------------------

Costs and expenses
   Cost of services                                         (954,048)             (992,741)             (1,216,761)
   Product development expenses                             (383,042)             (193,188)               (923,082)
   Selling, general and administrative
       expenses                                           (3,998,405)           (2,695,999)             (2,561,364)
   Stock-based compensation                              (30,271,024)           (1,312,324)               (660,576)
                                                     -------------------   -------------------   ---------------------

Total costs and expenses                                 (35,606,519)           (5,194,252)             (5,361,783)
                                                     -------------------   -------------------   ---------------------

Loss from operations                                     (31,910,386)           (3,750,471)             (4,488,307)
                                                     -------------------   -------------------   ---------------------

Other income (expense):
   Interest income                                           241,402                 4,767                  40,788
   Interest expense                                           (2,275)             (167,839)                (57,485)
   Debt origination and other financing costs                677,700            (3,210,583)               (535,005)
                                                     -------------------   -------------------   ---------------------

                                                             916,827            (3,373,655)               (551,702)
                                                     -------------------   -------------------   ---------------------

Net loss                                             $   (30,993,559)       $   (7,124,126)        $    (5,040,009)
                                                     ===================   ===================   =====================

Basic and diluted loss per share                     $        (11.42)      $         (6.44)        $         (7.65)
                                                     ===================   ===================   =====================

Weighted average shares outstanding                        2,712,931             1,105,603                 659,034
                                                     ===================   ===================   =====================

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                        NOTES
                                   COMMON STOCK          COMMON      RECEIVABLE    ADDITIONAL
                                              PAR         STOCK         FROM         PAID-IN      UNEARNED     ACCUMULATED
                              SHARES         VALUE      SUBSCRIBED    OFFICERS       CAPITAL    COMPENSATION     DEFICIT
                              ----------------------------------------------------------------------------------------------
Balances at June 30, 1997       615,832   $  6,158      $     --      $     --    $  9,077,384  $       --    $ (9,781,870)

Issuance of 4,000 Prepaid
   Common Stock Purchase
   Warrants; net of direct
   costs of $545,000                 --         --            --            --       3,455,000          --              --

Conversion of 1,429.33
  Prepaid Common Stock
  Purchase Warrants into
  Common Stock                  220,395      2,204            --            --          (2,204)         --              --

Issuance of Common Stock
   Purchase Warrants to a
   financial consultant in
   connection with the
   issuance of 4,000 Prepaid
   Common Stock Purchase
   Warrants                          --         --            --            --       5,145,500  (5,145,500)             --

Issuance of Common Stock
   Purchase Warrants in
   connection with the                                                                                                  --
   issuance of notes                 --         --            --            --         388,900          --

Issuance of Common Stock
  Purchase Warrants in
  connection with investment
  advisory contracts                 --         --            --            --         120,000          --              --

Amortization of unearned
  compensation                       --         --            --            --              --     527,576              --

Net loss for the year                --         --            --            --              --          --      (5,040,009)
                              ----------------------------------------------------------------------------------------------

Balances at June 30, 1998       836,227   $  8,362    $       --    $       --    $ 18,184,580  $ (4,617,924) $ (14,821,879)
                              ----------------------------------------------------------------------------------------------

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                   (Continued)

                                                                        NOTES
                                   COMMON STOCK          COMMON      RECEIVABLE    ADDITIONAL
                                              PAR        STOCK          FROM         PAID-IN      UNEARNED     ACCUMULATED
                              SHARES         VALUE      SUBSCRIBED    OFFICERS       CAPITAL    COMPENSATION     DEFICIT
                              ----------------------------------------------------------------------------------------------
Balances at June 30, 1998      836,227    $  8,362    $       --    $       --    $ 18,184,580  $ (4,617,924) $ (14,821,879)

Conversion of 276.67 Prepaid
   Common Stock Purchase
   Warrants into Common Stock   178,560       1,786            --           --          (1,786)          --             --

Issuance of Common Stock to
   Prepaid Warrant holders
   for amending certain
   terms of the Prepaid
   Warrants                      60,000         600            --           --         146,713           --             --

Issuance of Common Stock
   Purchase Warrants in
   connection with
   prepayments made by a
   marketing partner                 --          --            --           --           6,300           --             --

Issuance of Common Stock
   Purchase Warrants in
   connection with the
   issuance of 8%
   convertible notes                 --          --            --           --       1,573,000           --             --

Beneficial conversion
   feature of 8% convertible
   notes                             --          --            --           --         550,000           --             --

Issuance of Common Stock and
   warrants to purchase
   Common Stock in partial
   settlement of litigation     125,000       1,250            --           --         144,500           --             --

Amortization of unearned
   compensation                      --          --            --           --              --    1,165,020             --

Common Stock subscriptions
   and notes receivable in
   connection with officers'
   employment agreements             --          --     1,812,554    (1,812,554)            --           --             --

Issuance of Common Stock
  Purchase Warrants as
  compensation for services           --         --             --           --         59,000           --              --

Redemption of Prepaid Common
  Stock Purchase Warrants             --         --             --           --       (325,000)          --              --

Issuance of Common Stock
  Purchase Warrants in
  connection with a
  licensing agreement                 --         --             --           --        324,000            --             --

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                   (Continued)

                                                                        NOTES
                                    COMMON STOCK          COMMON      RECEIVABLE    ADDITIONAL
                                               PAR         STOCK         FROM        PAID-IN       UNEARNED      ACCUMULATED
                               SHARES         VALUE     SUBSCRIBED     OFFICERS      CAPITAL     COMPENSATION      DEFICIT
                               ----------------------- ------------- ------------- ------------- -------------- --------------
Change in market value of
  employee stock options              --         --             --           --         18,304            --              --

Net loss for the year                 --         --             --           --             --            --      (7,124,126)
                               ----------- ----------- ------------- ------------- ------------- -------------- --------------
Balance at June 30, 1999       1,199,787     11,998      1,812,554   (1,812,554)    20,679,611    (3,452,904)    (21,946,005)

Issuance of Common Stock in
   settlement of obligations
   to a Prepaid Warrant
   holder                        180,000      1,800            --             --       266,895             --             --

Issuance of Common Stock
   upon exercise of employee
   stock options                  47,808        478            --             --        80,290             --             --

Issuance of warrants to
   purchase 334,000 shares
   of Common Stock for
   various consulting
   services                           --        --             --             --       137,300        (77,400)            --

Conversion of 1,357 Prepaid
   Common Stock Purchase
   Warrants into Common Stock    810,785      8,107            --             --        (8,107)           --             --

Issuance of Common Stock in
   connection with Officers'
   Restricted Stock Purchase
   and Employment Agreements   1,103,137     11,031    (1,812,554)    1,145,713      3,997,821            --             --

Issuance of Common Stock
   upon exercise of warrants
   to purchase Common Stock    1,548,842     15,489           --             --      3,465,006            --             --

Amortization of unearned
   compensation                       --          --           --             --            --      1,220,020            --

Issuance of Common Stock and
   warrants to purchase  18,640
   shares of Common Stock in
   connection with private
   placements, net of direct
   costs of $1,073,900           686,535      6,865            --            --     21,414,438             --            --

Change in market value of
  employee stock options and
  stock subscriptions                 --          --           --             --    25,809,604             --            --

Net loss for the year                 --          --           --             --            --             --   (30,993,559)
                               ----------- ----------- ------------- ------------- ------------- -------------- --------------

Balance at June 30, 2000       5,576,894   $ 55,768    $       --     $(666,841)   $75,842,858    $(2,310,284) $(52,939,564)
                               =========== =========== ============= ============= ============= ============== ==============

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED JUNE 30
                                                              -------------------------------------------------------
                                                                    2000                1999              1998
                                                              ------------------   ---------------   ----------------
OPERATING ACTIVITIES
Net loss                                                        $ (30,993,559)     $ (7,124,126)      $ (5,040,009)
Adjustments  to  reconcile  net loss to net cash  provided by
(used for) operating activities:
       Depreciation and amortization                                  560,472           278,646            193,601
       Provision for losses on and write-off of receivables                --                --             (1,300)
       Noncash interest costs                                              --            12,524             52,837
       Noncash debt origination and other financing costs            (717,670)        2,593,808            475,527
       Noncash compensation costs                                  28,991,104            18,304                 --
       Noncash consulting services                                  1,279,920         1,349,020            660,576
       Amortization of unearned revenues                           (1,656,632)       (1,112,138)          (251,058)
       Settlement of litigation                                            --                --            145,750
       Changes in operating assets and liabilities
          Accounts receivable                                         111,780          (237,227)            40,031
          Prepaid expenses                                           (163,806)          (44,547)           (25,878)
          Accounts payable and accrued liabilities                  1,151,075           781,264            344,441
          Salaries payable                                            (93,443)           36,135             (9,093)
          Unearned revenues                                                --         6,121,776          1,002,193
          Security deposit                                              1,460            (4,397)            10,781
                                                              ------------------   ---------------   ----------------
Net cash provided by (used for) operating activities               (1,529,299)        2,669,042         (2,401,601)
                                                              ------------------   ---------------   ----------------

INVESTING ACTIVITIES

Capitalization of software development costs                       (1,122,003)         (765,445)                --
Purchase of equipment                                                (419,335)          (84,449)           (60,424)
                                                              ------------------   ---------------   ----------------
Net cash used for investing activities                             (1,541,338)         (849,894)           (60,424)
                                                              ------------------   ---------------   ----------------

FINANCING ACTIVITIES

Proceeds from the issuance of warrants                                 24,746           324,000          2,643,941
Proceeds from the issuance of common stock                         26,031,723                --                 --
Repayment of officers' loans                                            9,012                --                 --
Proceeds from the issuance of short-term notes                             --           478,500            196,500
Repayment of short-term notes                                              --          (691,794)                --
Repayment of capital lease obligation                                 (70,147)          (83,528)           (92,536)
Proceeds of advances from DTN                                              --         2,058,300                 --
Repayment of advances from DTN                                             --        (2,058,300)                --
Costs of issuing securities                                        (1,073,903)          (35,000)           (25,000)
                                                              ------------------   ---------------   ----------------
Net cash provided by (used for) financing activities               24,921,431            (7,822)         2,722,905
                                                              ------------------   ---------------   ----------------

Increase in cash and cash equivalents                              21,850,794         1,811,326            260,880
Cash and cash equivalents - beginning of year                       2,165,551           354,225             93,345
                                                              -----------------    ---------------   ----------------
Cash and cash equivalents - end of year                         $ 24,016,345       $  2,165,551      $     354,225
                                                              =================    ===============   ================

See accompanying notes.

                             SMARTSERV ONLINE, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

SmartServ Online, Inc. commenced operations on August 20, 1993. We deliver Internet-based and wireless content, as well as "Web-to-Wireless" applications, such as securities trade order routing, that enable e-commerce by providing transactional and information services to our alliance partners or Strategic Marketing Partners. We have developed online financial, transactional and media applications using a unique "device independent" delivery solution and make these services available to wireless handsets and personal digital assistants, personal computers and the Internet through our application software and communications architecture. Our services facilitate stock trading and other e-commerce transactions, as well as the dissemination of real-time stock quotes, business and financial news, sports information, private-labeled electronic mail, national weather reports and other business and entertainment information in a user-friendly manner.

Our plan of operation focuses on the business-to-business strategy of marketing our services in partnership with those companies that have an economic incentive to provide our information and transaction services to their customers. Management believes that SmartServ's primary source of revenues will be derived from consumers who purchase the services through these Strategic Marketing Partners. Through the use of this strategy, the consumer is a customer of both SmartServ and its Strategic Marketing Partner. We also believe that the sale of our information and transaction services through the cooperative efforts of Strategic Marketing Partners with more recognizable brand names than our own is important to our success.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
---------------------
The financial statements are prepared in conformity with accounting principles generally accepted in the United States.

Our stockholders approved a one-for-six reverse stock split at a Special Meeting on October 15, 1998. Such reverse stock split became effective on October 26, 1998. All applicable financial statement amounts and related disclosures have been restated to give effect to this transaction.

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION
-------------------

Revenues are recognized as services are provided. Deferred revenues, resulting from customer prepayments, are recognized as services are provided throughout the term of the agreement. Deferred revenues resulting from our agreement with Data Transmission Network Corporation are being amortized over the anticipated future revenue stream, a period of 42 months, commencing June 1, 1999.

BASIC AND DILUTED EARNINGS PER SHARE
------------------------------------
The weighted average shares outstanding are determined as the mean average of the shares outstanding and assumed to be outstanding during the period.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS
--------------------------------------
In connection with certain contracts entered into between SmartServ and its Strategic Marketing Partners, as well as other projects, we have capitalized costs related to certain product enhancements and application development in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", effective July 1, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
The carrying amounts of our financial instruments approximate fair value.

SUPPLEMENTAL CASH FLOW DATA
---------------------------
We consider all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

Interest, debt origination and other financing costs paid during the years ended June 30, 2000, 1999 and 1998 were $2,275, $101,974 and $32,536, respectively.

CONCENTRATION OF CREDIT RISK
----------------------------

Financial instruments that potentially subject SmartServ to concentrations of credit risk consist primarily of its commercial paper investments and accounts receivable. While our commercial paper investments are short-term and highly liquid, it is management's policy to invest in only those companies with a AAA credit rating. There is no single geographic concentration of sales or related accounts receivable in the United States. At June 30, 2000, accounts receivable consist principally of amounts due from Data Transmission Network ($168,300), and a telecommunications company ($24,100). We perform periodic credit evaluations of our customers and, if applicable, provide for credit losses in the financial statements.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment are stated at cost. Equipment purchased under a capital lease has been recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful lives of three to ten years.

ADVERTISING COSTS
-----------------
Advertising costs are expensed as incurred and were approximately $91,700, $20,500 and $97,100 in 2000, 1999 and 1998, respectively.

STOCK BASED COMPENSATION
------------------------
We maintain several stock option plans for employees and non-employee directors that provide for the granting of stock options for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. We account for these stock compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Accordingly, compensation expense is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Certain options, which have been repriced, are subject to the variable plan requirements of APB No. 25, that requires us to record compensation expense for changes in the fair value of our common stock.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------
In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. We do not believe that the adoption of SAB 101 will have a material affect on our financial results.

RECLASSIFICATIONS
-----------------
Certain amounts in the 1999 and 1998 presentations have been reclassified to conform to the 2000 presentation.


3.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                                             JUNE 30
                                                                            ------------------------------------------
                                                                                   2000                    1999
                                                                            -------------------      -----------------
   Data processing equipment                                                $     1,109,828          $      700,210
   Data processing equipment purchased under a capital lease                        246,211                 246,211
   Office furniture and equipment                                                    81,140                  71,423
   Display equipment                                                                  9,635                   9,635
   Leasehold improvements                                                            36,678                  36,678
                                                                            -------------------      -----------------
                                                                                  1,483,492               1,064,157
   Accumulated depreciation, including $155,933 and
       $106,691 for equipment purchased under a capital lease                      (796,053)               (565,709)
                                                                            -------------------      -----------------
                                                                            $       687,439          $        498,448
                                                                            ===================      =================

4.   NOTES PAYABLE

Commencing November 1998, we sold five and one-half (5.5) units, each consisting of a secured 8% convertible note in the principal amount of $100,000 and warrants to purchase our common stock. The convertible notes were repaid in June 1999. In addition to customary fees and expenses, Spencer Trask Securities, Inc. ("Spencer Trask"), the placement agent, received for nominal consideration, warrants to purchase ten percent (10%) of the shares of SmartServ common stock issuable on conversion of the notes and exercise of the warrants at $.72 per share. The issuance to the noteholders of warrants to purchase 916,667 shares of common stock, as well as those issued to Spencer Trask for the purchase of 183,333 shares of common stock have been valued in accordance with the Black-Scholes pricing methodology and recorded as debt origination and other financing costs. Also in connection with the 8% convertible notes, we have recorded a non-cash charge for debt origination and other financing costs of $550,000 representing the perceived cost of the beneficial conversion feature of the notes. Emerging Issues Task Force Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("Issue 98-5") defines the beneficial conversion feature as the non-detachable conversion feature that is "in-the-money" at the date of issuance. Issue 98-5 requires the recognition of the intrinsic value of the conversion feature as the difference between the conversion price and the fair value of the common stock into which the notes are convertible. Such amount is limited to the proceeds of the financing ($550,000) and has been recorded in debt origination and other financing costs as of the date of issuance.

In December 1998, we executed an agreement with a service provider whereby certain of our obligations, amounting to $141,794, were converted into a 12% note payable. In June 1999, the outstanding balance of $66,794 was repaid.

5.   EQUITY TRANSACTIONS

In September 1997, The Zanett Securities Corporation ("Zanett"), acting as our placement agent, completed the private placement ("Placement") of $4 million of our Prepaid Common Stock Purchase Warrants ("Prepaid Warrants"). The sale of these Prepaid Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. At June 30, 2000, Prepaid Warrants with a face value of $612,000 were outstanding and are currently convertible into 437,142 shares of our common stock. As compensation for its services, Zanett received a placement fee and an unaccountable expense allowance of 10% ($400,000) and 3% ($120,000), respectively, of the gross proceeds of the Placement. Additionally, we issued warrants to purchase 155,627 shares of common stock to Zanett that are subject to antidilution provisions and are exercisable at $4.34 per share of common stock. These warrants expire on September 30, 2002.

Also in conjunction with the Placement, we entered into an agreement with a financial consultant who is an affiliate of Zanett Lombardier, Ltd, an investor in the Prepaid Warrants. During the five-year term of the agreement such consultant will provide us with advisory services relating to financial and strategic ventures and alliances, investment banking and general financial advisory services, and advice and assistance with our market development activities. As compensation for these services, we issued warrants to purchase 922,236 shares of common stock to this consultant that are subject to antidilution provisions and are exercisable at $4.34 per share of common stock. We have valued these warrants in accordance with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", and the Black-Scholes pricing methodology at $5,145,500 and recorded this amount in stockholders' equity as unearned compensation. Unearned compensation is being amortized to income over the five-year term of the agreement. These warrants expire on September 30, 2002. We have recorded consulting expense of $1,165,000, $1,165,000 and $527,600 for the years ended June 30, 2000, 1999 and 1998, respectively.

During the year ended June 30, 1998, holders of 1,429.33 of our Prepaid Warrants converted such warrants into 220,395 shares of common stock at exercise prices ranging from $3.54 to $8.40 per share.

In August 1998, we issued 32,953 shares of common stock to Zanett Lombardier, Ltd. and 17,047 shares of common stock to Bruno Guazzoni in consideration of their agreement to certain restrictions on the exercise of Prepaid Warrants and the resale of the shares of common stock issuable on exercise thereof. Such shares have been recorded at the fair value of our common stock at that date as other financing costs.

In September 1998, we issued warrants to purchase 3,000 shares of common stock to Data Transmission Network Corporation for prepayment of certain guaranteed payments in accordance with the Software License and Service Agreement between the parties dated April 23, 1998. Such warrants were exercisable at $3.00 per share of common stock and have been recorded in accordance with the Black-Scholes pricing methodology as other financing costs. In June 1999, in consideration of the receipt of $324,000, we agreed to issue Data Transmission Network warrants for the purchase of 300,000 shares of our common stock at $8.60 per share. The warrants have been recorded in accordance with the Black-Scholes pricing methodology and will expire on November 17, 2000. In June 2000, we issued 203,000 shares of common stock upon the partial exercise of the warrants. Proceeds from the exercise of the warrants were $1,729,000.

In November 1998, we issued 125,000 shares of common stock and warrants to purchase 16,667 shares of common stock, exercisable at $5.00 per share until November 11, 2001, to Mr. Steven Francesco, a former SmartServ officer, as partial consideration for the settlement of his claims against us and certain of our officers and directors. The value of these shares has been recorded in selling, general and administrative expenses based upon the fair value of our common stock at that date while the warrants have been recorded in accordance with the Black-Scholes pricing methodology. In February 2000, we issued 16,667 shares of our common stock to Mr. Francesco upon exercise of the warrants. The proceeds from such exercise amounted to $83,335.

In December 1998, our Board of Directors approved the terms of employment contracts for Sebastian E. Cassetta, Chairman and Chief Executive Officer, and Mario F. Rossi, Senior Vice President of Technology. Accordingly, SmartServ and Mr. Cassetta have entered into an employment agreement, effective January 1, 1999 and expiring on December 31, 2001, providing for, among other things, the sale to him of 618,239 shares of restricted stock. SmartServ received cash in the amount of $6,182 and a 5 year, non-recourse promissory note in the amount of $457,497. The note is secured by the stock and bears an interest rate of 6.75%. The stock purchase agreement provides SmartServ with certain repurchase options and provides Mr. Cassetta with a put option in the event of the termination of his employment.

SmartServ and Mr. Rossi have also entered into an employment agreement, effective January 1, 1999 and expiring on December 31, 2001, providing for, among other things, the sale to him of 206,080 shares of restricted stock. SmartServ received cash in the amount of $2,061 and a 5 year, non-recourse promissory note in the amount of $152,499. The note is secured by the stock and bears an interest rate of 6.75%. The stock purchase agreement provides SmartServ with certain repurchase options and provides Mr. Rossi with a put option in the event of the termination of his employment.

In October 1999, our Board of Directors authorized the repricing of the restricted shares granted to Messrs. Cassetta and Rossi to $.75 per share, the fair value of the shares at that date. Through December 31, 1999, the restricted stock awards were variable plan awards pursuant to APB No. 25 and accordingly, SmartServ was required to recognize compensation expense for the changes in the market value of its common stock. In conjunction therewith, we have recorded a charge to compensation expense of $15,636,300, as well as a corresponding increase to additional paid-in capital. We have amended our restricted stock purchase agreements with Messrs. Cassetta and Rossi to provide for certain recourse against them in the event of their default on their obligations to us. Accordingly, the restricted stock awards are no longer variable plan awards pursuant to APB No. 25.

In January 1999, we issued 10,000 shares of common stock to Arnhold & S. Bleichroeder, Inc., an investor in our Prepaid Warrants, in consideration of an agreement to waive certain events of default under such Prepaid Warrants. In July 1999, we paid $325,000 to redeem the Prepaid Warrants held by Arnhold & S. Bleichroeder and issued 180,000 shares of common stock in full settlement of all obligations to Arnhold & S. Bleichroeder. These shares have been recorded at the fair value of SmartServ's common stock on the date of issuance as other financing costs.

In January 1999, we agreed to cancel warrants to purchase 20,833 shares of common stock exercisable at $15.75 and $19.50 per share to a financial advisor to SmartServ, and to grant such advisor warrants to purchase 40,833 shares of common stock at $.60 per share for his efforts at arranging our relationship with Spencer Trask Securities. These warrants have been recorded in accordance with the Black-Scholes pricing methodology as selling, general and administrative expenses. In March 2000, we issued 40,833 shares of common stock upon exercise of the warrants. Proceeds from the exercise of the warrants were $24,500.

During the year ended June 30, 1999, holders of 276.67 of our Prepaid Warrants converted such warrants into 178,560 shares of common stock at exercise prices ranging from $.75 to $2.38 per share.

The delisting of our common stock from the Nasdaq Small Cap Market in May 1998 caused us to default on certain terms and conditions of the Prepaid Warrants. Such default obligated SmartServ to pay financial penalties, as well as to redeem the outstanding Prepaid Warrants at a 43% premium. We had been unable to obtain appropriate waivers from holders of $1,994,000 of such Prepaid Warrants. Accordingly, we recorded a charge to debt origination and other financing costs in the amount of $986,365, representing the potential penalties due such holders. During the year ended June 30, 2000, we reversed such unpaid penalties upon the conversion by the holders of the Prepaid Warrants into SmartServ common stock.

In October 1999, SmartServ entered into a restricted stock agreement with Robert Pearl, Vice President International Development, providing for the sale to Mr. Pearl of 76,818 shares of common stock at a purchase price of $.75 per share. SmartServ received cash in the amount of $768 and a 5 year, non-recourse promissory note in the amount of $56,845. The note is secured by the stock and bears an interest rate of 7.50%. The stock purchase agreement provides SmartServ with certain repurchase options and provides Mr. Pearl with a put option in the event of the termination of his employment.

In October 1999, we entered into a consulting agreement with a financial advisor. As consideration for such services, we granted this advisor warrants to purchase 100,000 shares of common stock at an exercise price of $2.625 per share and warrants to purchase 100,000 shares of common stock at $3.625 per share. In consideration of $125,000 and the issuance of warrants to purchase 8,000 shares of common stock at $18.375 per share, we extended this agreement for the two-year period commencing October 24, 2000. The warrants expire on October 24, 2004. We have recorded a noncash charge of $62,400 for the value of the warrants to unearned compensation that is being amortized to income over the term of the agreement. In July 2000, we issued 200,000 shares of our common stock to this advisor upon exercise of warrants to purchase such shares. Proceeds from the exercise were $625,000.

In December 1999, we issued 202,000 shares of common stock to Messrs. Cassetta and Rossi in satisfaction of our bonus obligations to them, pursuant to their employment contracts. We have recorded a charge to compensation expense of $3,181,500 for the change in fair value of our common stock between the due date of the obligation and the grant date of the common stock.

During the year ended June 30,  2000,  we issued  warrants to  purchase  126,000 shares of our common stock to various marketing and technical consultants as partial compensation for services rendered and to be rendered to SmartServ. The warrants have exercise prices of between $2.50 and $49.50 and expire through April 30, 2003. During the year we recorded charges to earnings of $74,000 in connection with these warrants.

In January 2000, we completed an offering of 333,000 shares of our common stock to accredited investors. Gross proceeds from the offering amounted to $4,995,000 or $15.00 per share of common stock. In connection with this transaction, we paid $25,000 and issued warrants to purchase 18,640 shares of common stock at $15.00 per share through January 18, 2005 to American First Associates Corp. as compensation for services as placement agent for the offering.

During the year ended June 30, 2000, we issued 1,288,342 shares of common stock to certain other investors at prices ranging from $.60 to $24.00 per share upon exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $1,630,764.

During the year ended June 30, 2000, holders of 1,357 of our Prepaid Warrants converted such warrants into 810,785 shares of common stock at exercise prices ranging from $1.40 to $8.40 per share.

In May 2000, we completed an offering of 353,535 shares of our common stock to accredited investors. Gross proceeds from the offering amounted to $17,500,000 or $49.50 per share of common stock. Chase Securities, Inc., acting as placement agent for the offering, received a commission of $700,000 and reimbursement for $17,700 of expenses.

At June 30, 2000, we have 1,725,000 public warrants (SSOLW) and 300,000 warrants with terms identical to the public warrants outstanding. These warrants are currently convertible into our common stock at the ratio of one warrant per
 .5174 share of common stock at an exercise price of $7.73 per share. These warrants are redeemable by SmartServ on not less than 30 days written notice at the redemption price of $.10 per warrant, provided the average closing bid quotation of the common stock as reported on the Nasdaq Stock Market has been at least 187.5% of the current exercise price of the warrants for a period of 20 consecutive trading days ending on the third day prior to the date on which we give notice of redemption.

6.   STOCK-BASED COMPENSATION

In connection with the grant of certain stock options, warrants and other compensation arrangements, we have recorded charges to earnings that are noncash in nature. Certain of these grants are subject to the variable plan requirements of APB No. 25 that require us to record compensation expense for changes in the fair value of our common stock.

The following table shows the amount of stock-based compensation that would have been recorded in the categories of the statement of operations had stock-based compensation not been separately stated therein:

                                                                            YEAR ENDED JUNE 30
                                                      --------------------   ----------------------------------------
                                                            2000                    1999                 1998
                                                      --------------------   -------------------   ------------------
Costs of revenues                                           $2,749,997       $         1,724       $           --

Selling, general and administrative expenses                27,521,027             1,310,600              660,576
                                                      --------------------   -------------------   ------------------

                                                      $     30,271,024       $     1,312,324       $      660,576
                                                      ====================   ===================   ==================

7.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted loss per share:

                                                                  YEAR ENDED JUNE 30
                                            ----------------------------------------------------------------
                                                  2000                 1999                    1998
                                            ------------------   --------------------   --------------------
Numerator:
   Net loss                                 $  (30,993,559)      $   (7,124,126)        $   (5,040,009)
                                            ==================   ====================   ====================

Denominator:
   Weighted average shares                       2,712,931            1,105,603                659,034
                                            ==================   ====================   ====================

Basic and diluted loss per common share
                                            $      (11.42)       $       (6.44)         $       (7.65)
                                            ==================   ====================   ====================

At June 30, 2000, $612,000 of our Prepaid Warrants were outstanding. At that date, the Prepaid Warrants were convertible into 437,142 shares of common stock. Additionally, there were warrants to purchase 2,808,000 shares of our common stock outstanding. Such warrants have exercise prices ranging from $0.60 to $72.00 per share and expire from March 2001 through January 2005. Based on the closing sale price ($70.56) of our common stock at June 30, 2000, there were, exclusive of the Prepaid Warrants, currently exercisable in-the-money warrants outstanding for the purchase of 2,807,000 shares of common stock. Additionally, we have established several employee stock option plans and granted options thereunder to our employees, directors, and consultants. These options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended, or as nonqualified stock options. The options are partially exercisable after one year from date of grant and no options may be granted after May 29, 2010. At June 30, 2000, there are options outstanding for the purchase of 1,322,781 shares of our common stock. Neither the warrants nor the options have been included in the computation of diluted loss per share because their inclusion would be antidilutive.

8.   INCOME TAXES

At June 30, 2000 and 1999, SmartServ has deferred tax assets as follows:

                                                                       2000                   1999
                                                                       ----                   ----
         Capitalized Start-up Costs                              $    371,000        $     741,600
         Net Operating Loss Carryforwards                          19,182,000            6,578,000
                                                                 ------------        -------------

                                                                 $ 19,553,000        $   7,319,600
                                                                  ==============      ============

In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," we have established a valuation allowance to fully reserve the future income tax benefit of these deferred tax assets due to uncertainty about their future realization. The valuation allowance increased to $19,553,000 at June 30, 2000 from $7,319,600 at June 30, 1999 and $5,238,500 at
June 30, 1998.

At June 30, 2000, we have net operating loss carryforwards for Federal income tax purposes of approximately $40,600,000 which expire in the years 2009 through 2015. As a result of the public issuance of stock by SmartServ on March 21, 1996, and the resultant change in ownership pursuant to Internal Revenue Code
Section 382, the utilization of net operating losses incurred to this date may be limited.

9.   LEASES

SmartServ leases office space for its Stamford, Connecticut headquarters under a noncancelable lease. The lease includes escalation clauses for items such as real estate taxes, building operation and maintenance expenses, and electricity usage.

On May 1, 1997, we entered into a 3 year noncancelable capital lease for certain computer equipment used to provide information services. We also lease certain other computer equipment under operating leases which expire through July 2000.

Rent expense amounted to approximately $267,800, $290,600, and $278,000 for the years ended June 30, 2000, 1999, and 1998, respectively.

Minimum future rental payments at June 30, 2000 are as follows:

                                                                OPERATING LEASES
                                                     ----------------------------------------
YEAR ENDING JUNE 30                                       PREMISES             EQUIPMENT
-------------------                                  -------------------    -----------------
         2001                                         $    345,100            $    1,600
         2002                                              374,300                    --
         2003                                              437,900                    --
         2004                                              480,700
         2005                                              491,100
         Thereafter                                      2,800,000
                                                     -------------------    -----------------

                                                      $  4,929,100            $    1,600
                                                     ===================    =================

10.  COMMITMENTS AND CONTINGENCIES

On or about June 4, 1999, Michael Fishman, our former Vice President of Sales, commenced an action against us, Sebastian E. Cassetta (our Chairman of the Board and Chief Executive Officer), Steven Francesco (our former President) and four others in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford alleging breach of contract, breach of duty of good faith and fair dealing, fraudulent misrepresentation, negligent misrepresentation, intentional misrepresentation and failure to pay wages. The defendants have answered the complaint and filed counterclaims for fraudulent inducement and breach of contract. Plaintiff has responded to the counterclaim, and discovery is proceeding. Although we are vigorously defending this action, there can be no assurance that we will be successful.

On or about February 29, 2000, Commonwealth Associates, L.P. filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleges that on or about August 19, 1999 Commonwealth and SmartServ entered into an engagement letter pursuant to which Commonwealth was to provide financial advisory and investment banking services to SmartServ in connection with a possible combination between SmartServ and Data Link Systems Corporation. The engagement letter provided for a nonrefundable fee of $15,000 payable in cash or common stock at SmartServ's option. The complaint alleges that SmartServ elected to pay the fee in stock and seeks 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our answer to the complaint, we have denied the material allegations of the complaint, including the allegation that we elected to pay in stock. Discovery has commenced. Although we are vigorously defending this action, there can be no assurance that we will be successful.

While we intend to vigorously defend these actions, the unfavorable outcome of either such action could have a material adverse effect on our financial condition, results of operations and cash flows.

11.  SIGNIFICANT RELATIONSHIPS

In April 1998, we entered into an agreement with Data Transmission Network Corporation whereby Data Transmission Network purchased the exclusive right to market three of our Internet products: SmartServ Pro, a real time stock quote product; TradeNet, an online trading vehicle for the customers of small and medium sized brokerage companies, and BrokerNet, an administrative reporting package for brokers of small and medium sized brokerage companies. In June 1999, SmartServ and Data Transmission Network amended the agreement such that in consideration of the receipt of $5.175 million, we granted Data Transmission Network an exclusive perpetual worldwide license to our Internet-based (i) SmartServ Pro, (ii) TradeNet, (iii) BrokerNet, and (iv) an order entry/routing system. Additionally, we received $324,000 in exchange for an agreement to issue warrants to purchase 300,000 shares of our common stock at an exercise price of $8.60 per share. We have agreed to continue to operate these products and provide maintenance and enhancement services in exchange for a percentage of the revenues earned by Data Transmission Network therefrom. The cost of our commitment to provide such maintenance and enhancement services is limited to a maximum of 20% of the revenues earned by SmartServ. None of our wireless products were included in this transaction.

During the years ended June 30, 2000 and 1999, our relationship with Data Transmission Network accounted for 96.9% and 94.8%, respectively, of our revenues while during the year ended June 30, 1998, three Strategic Marketing Partner relationships accounted for 10.2%, 10.0% and 24.1%, respectively, of the our revenues.

12.  EMPLOYEE STOCK OPTION PLAN

In April 1996, our Board of Directors approved the establishment of an Employee Stock Option Plan authorizing stock option grants to our directors, key employees, and consultants. The options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as nonqualified stock options. The Plan provides for the issuance of up to 250,000 of such options at not less than the fair value of the stock on the date of grant. The options are partially exercisable after one year from date of grant and expire on the tenth anniversary of the date of grant.

In September 1997, our Board of Directors granted new stock options to employees and non-employee directors conditional upon cancellation of all of their existing stock options. Such options were exercisable at $12.00. In October 1998, our Board of Directors voted to cancel the outstanding employee and non-employee director options and reissue options covering a like number of shares to employees and non-employee directors at an exercise price not less than the fair value at that date. The exercise price of the options issued to employees and non-employee directors was $1.29 per share. Such options expire on October 7, 2008. In accordance with APB No. 25, we have recorded the changes in the fair value of the shares underlying 177,201 of such options to reflect the compensatory nature of their issuance. In November 1998, our Board of Directors granted employees options to purchase 58,700 shares of common stock at $1.625 per share. Such options expire on November 19, 2008.

In December 1998, our Board of Directors approved a plan to compensate non-employee directors for their service to SmartServ. Accordingly, each non-employee director will receive options to purchase 10,000 shares of our common stock at the commencement of each fiscal year. Effective January 1, 1999, we issued options to such persons to purchase 50,000 shares of common stock exercisable at $2.35 per share through December 31, 2003.

In October 1999, our Board of Directors authorized the establishment of our 1999 Employee Stock Option Plan ("1999 Plan"). The 1999 Plan provides for the issuance of options to employees and directors for the purchase of a maximum of 400,000 shares of our common stock. The Board of Directors authorized the issuance of 400,000 of such options to both employees and non-employee directors at the fair value of the common stock on that date. The 1999 Plan provides for the issuance of such options at not less than the fair value of the common stock on the date of grant.

In May 2000, our Board of Directors authorized the establishment of our 2000 Employee Stock Option Plan ("2000 Plan"). The 2000 Plan provides for the issuance of options to employees and directors for the purchase of a maximum of 925,000 shares of our common stock. The 2000 Plan provides for the issuance of such options at not less than the fair value of the common stock on the date of grant. The Board of Directors authorized the issuance of 657,000 of such options to employees and non-employee directors at an exercise price in excess of the fair value on the date of grant.

Information concerning stock options for the Company is as follows:

                                                                       AVERAGE
                                                                       EXERCISE
                                                 OPTIONS                PRICE
                                           -------------------- -----------------------
Balance at July 1, 1997                              56,392            $   31.26

     Granted                                        206,391                12.00
     Exercised                                           --                --
     Cancelled                                      (85,216)               25.50
                                           -------------------- -----------------------
Balance at June 30, 1998                            177,567                12.00

     Granted                                        463,858                 1.92
     Exercised                                           --                --
     Cancelled                                     (355,524)                7.26
                                           -------------------- -----------------------
Balance at June 30, 1999                            285,901                 1.54

     Granted                                      1,091,000                31.10
     Exercised                                     (47,810)                 1.69
     Cancelled                                      (6,310)                 1.40
                                           -------------------- -----------------------
Balance at June 30, 2000                          1,322,781            $   25.92
                                           ==================== =======================

The  following  table  summarizes   information  about  employee  stock  options
outstanding as of June 30, 2000.

                                          OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                            -------------------------------------------------      -----------------------------------
                                                                 AVERAGE
                                                 AVERAGE        REMAINING                                AVERAGE
         RANGE OF              NUMBER OF         EXERCISE      CONTRACTUAL            NUMBER OF         EXERCISE
     EXERCISE PRICES            OPTIONS           PRICE        LIFE (YEARS)            OPTIONS            PRICE
--------------------------- ----------------- --------------- ---------------      ---------------- ------------------
    $ .94 to  $ 2.34             631,781        $    1.15             8.7               148,541          $    1.47
        17.00                     20,000            17.00             4.5                20,000              17.00
        49.50                    671,000            49.50             9.9                70,000              49.50
                            -----------------                                      ----------------

                               1,322,781                                                238,541
                            =================                                      ================

SUPPLEMENTAL AND PRO FORMA DISCLOSURE

Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") requires companies to recognize compensation expense based on the respective fair values of the options at the date of grant. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in APB No. 25, but are required to disclose the pro forma effects on net income and earnings per share, as if the fair value based method of accounting had been applied.

The pro forma information regarding net loss and loss per share required by Statement 123 has been determined as if SmartServ had accounted for its employee stock option plan under the fair value methods described in Statement 123. The fair value of options granted under our employee stock option plans was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected dividend yield, the expected life of the options, the expected stock price volatility, and the risk-free interest rate.

Pertinent assumptions with regard to the determination of fair value of the options and their impact on earnings per share are as follows:

                                                                2000                 1999                1998
                                                         -------------------    ---------------    ------------------
        Weighted  average  dividend  yield for  options
             granted                                             0.0%                  0.0%               0.0%

        Weighted average expected life in years                  5.0                   5.0                5.0

        Weighted average volatility                            159.1%                147.0%             143.9%

        Risk-free interest rate                                  5.41%                 5.75%              6.0%

        Weighted  average  grant  date  fair  value  of
             options                                           $25.07                 $1.92             $10.92

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As such, the pro forma net loss and loss per share are not indicative of future years.

SmartServ's pro forma information is as follows:

                                                             YEAR ENDED JUNE 30
                     ---------------------------------------------------------------------------------------------------
                                  2000                               1999                              1998
                     -------------------------------- -- ------------------------------ -- -----------------------------
                        REPORTED         PROFORMA           REPORTED       PROFORMA          REPORTED       PROFORMA
                     ---------------- ---------------    --------------- --------------    -------------- --------------
Net Loss             $30,993,559       $32,115,231        $7,124,126       $7,308,036       $5,040,009      $5,654,512
                     ================ ===============    =============== ==============    ============== ==============
Loss per Share            $11.42            $11.84             $6.44            $6.61            $7.65           $8.58
                     ================ ===============    =============== ==============    ============== ==============

13. SUBSEQUENT EVENTS

Subsequent to June 30, 2000, we issued 242,615 shares of common stock to certain investors at prices ranging from $2.63 to $14.64 per share upon exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $1,137,264.

On September 28, 2000, we entered into a $20,000,000 line of credit facility with Hewlett-Packard Company. The agreement provides for the financing of the acquisition of approved hardware, software and services, subject to our continuing compliance with certain financial covenants. The facility is evidenced by a note that bears interest at 11% per annum and is secured by SmartServ's tangible assets. The note matures in three years from issuance and may be converted into common stock at $33.56 per share.

--------------------------------------------------------------------------------

                                     [LOGO]

                             SMARTSERV ONLINE, INC.


                                   1,716,368
                                     Shares
                                       of
                                  Common Stock


                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                               _____________, 2001


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

         Article Tenth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL. Article VI of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by the DGCL. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

         The registrant maintains a directors and officers liability insurance policy with National Union Fire Insurance Company of Pittsburgh, PA. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee                         $  6,151
Legal fees and expenses                                $ 20,000
Accounting fees and expenses                           $ 15,000
Miscellaneous                                          $    849
                                                       ---------
Total                                                  $ 42,000

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.


         Between January 13, 1998 and January 31, 2001 an aggregate of 3,121 prepaid common stock purchase warrants ("Prepaid Warrants") were converted into an aggregate of 1,251,169 shares of common stock of SmartServ. No sales commissions were paid in connection with such conversions. The shares were issued in reliance upon the exemption from registration provided by Section 3 (a) (9) of the Securities Act.

         In January 1998, SmartServ issued warrants to purchase 16,666 shares of common stock to Ehrenkrantz King and Nussbaum, Inc., in connection with an investment advisory contract. The warrants had an exercise price of $3.75 per share. No sales commissions were paid in connection with such transactions. The warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. In December 1999, we issued 16,666 shares of common stock upon exercise of the warrants. Proceeds from the exercise of the warrants were $62,497.

         In March 1998, we issued warrants to purchase 20,833 shares of common stock to Steven Rosner, a financial advisor to SmartServ, at exercise prices of $15.75 and $19.50. In January 1999, we agreed to cancel these warrants and to grant Mr. Rosner warrants to purchase 40,833 shares of common stock at $.60 per share for his efforts in arranging our relationship with Spencer Trask Securities, Inc. These warrants expire on March 4, 2003 and January 19, 2004 and were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. In March 2000, we issued 40,833 shares of common stock upon exercise of the warrants. Proceeds from the exercise of the warrants were $24,500.

         In April 1998, stockholders approved the issuance of warrants to purchase 792,201 shares of common stock to Bruno Guazzoni at an exercise price of $4.34 per share. No sales commissions were paid in connection with such transaction. The warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In August 1998, SmartServ issued 32,953 shares of common stock to Zanett Lombardier, Ltd. ("ZLL") and 17,047 shares of common stock to Bruno Guazzoni in consideration for their agreeing to certain restrictions on the exercise of the Prepaid Warrants and the resale of the shares of common stock issuable on exercise thereof. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In September 1998, SmartServ issued warrants to purchase 3,000 shares of common stock to Data Transmission Network Corporation ("DTN") for prepayment of certain guaranteed payments in accordance with the Software License and Service Agreement between the parties dated April 23, 1998. Such warrants are exercisable at $3.00 per share of common stock. These warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. No sales commissions were paid in connection with such transaction. In June 2000, we issued 3,000 shares of common stock upon exercise of the warrants. Proceeds from the exercise of the warrants were $9,000.

         In November 1998, SmartServ issued 125,000 shares of common stock and warrants to purchase 16,667 shares of common stock, exercisable at $5.00 per share until November 11, 2001, to Steven Francesco, a former officer of SmartServ, as partial consideration for the settlement of his claims against SmartServ and certain of its officers and directors. The shares and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. No sales commissions were paid in connection with such transaction. In February 2000, we issued 16,667 shares of common stock upon exercise of the warrants. Proceeds from the exercise of the warrants were $83,335.

         In November and December 1998, SmartServ issued convertible promissory notes in the amount of $500,000 and warrants to purchase 833,333 shares of common stock to 6 investors for $500,000. Such warrants are exercisable at $.60 per share. Spencer Trask Securities, Inc. ("Spencer Trask"), the placement agent, received a commission of $50,000 and an unaccountable expense allowance of $15,000 in connection with such transaction. Additionally, SmartServ issued warrants to purchase 166,667 shares of common stock to Spencer Trask exercisable at $.72 per share. These promissory notes and warrants were issued in reliance upon the exemption from registration provided by Section 4
(2) of the Securities Act. During the year ended June 30, 2000, we issued 998,509 shares of common stock upon exercise of these warrants. Proceeds from exercise of these warrants were $560,000.

         In January 1999, SmartServ issued 10,000 shares of common stock to Arnhold & S. Bleichroeder, Inc. ("ASB"), an investor in SmartServ's Prepaid Warrants, in consideration of an agreement to waive certain events of default under such Prepaid Warrants. No sales commissions were paid in connection with such transaction. These shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In January 1999, SmartServ issued a convertible promissory note in the amount of $50,000 and warrants to purchase 83,333 shares of common stock to Bruno Guazzoni, an investor in SmartServ's Prepaid Warrants, for $50,000. Such warrants are exercisable at $.60 per share and expire on November 19, 2003. Spencer Trask, the placement agent, received a commission of $5,000, an unaccountable expense allowance of $1,500 and warrants to purchase 16,667 shares of common stock at $.72 per share in connection with this transaction. The promissory note and the warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. In May 2000, we issued 16,667 shares of common stock to Spencer Trask upon exercise of the warrants. Proceeds from exercise of the warrants were $12,000.

         In July 1999, SmartServ issued 180,000 shares of common stock to ASB to settle SmartServ's obligation to ASB pursuant to the default provisions of the Prepaid Warrants. No sales commissions were paid in connection with such transaction. These shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In October 1999, SmartServ entered into a consulting agreement with Steven Rosner, a financial consultant to SmartServ. As consideration for such services, we granted Mr. Rosner warrants to purchase 100,000 shares of common stock at an exercise price of $2.625 per share and warrants to purchase 100,000 shares of common stock at $3.625 per share. In consideration of $125,000 and the issuance of warrants to purchase 8,000 shares of common stock at $18.375 per share, SmartServ extended this agreement for the two-year period commencing October 24, 2000. The warrants expire on October 24, 2004. In July 2000, we issued 200,000 shares of common stock to Mr. Rosner upon exercise of warrants to purchase such shares. Proceeds from the exercise of the warrants were $625,000. No sales commissions were paid in connection with such transactions. The warrants and the shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In November 1999, ZLL exercised on a cashless basis warrants to purchase 50,083 shares of common stock in exchange for 25,042 shares of common stock. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration provided by
Section 3 (a) (9) of the Securities Act.

         In November 1999, SmartServ issued to Michael Kramer, a warrant to purchase 16,000 shares of common stock at an exercise price of $17.75 per share. This warrant was issued as partial consideration for technical systems consulting services to be provided to SmartServ and expires on November 18, 2002. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act.

         In December 1999, the Board of Directors of SmartServ approved the payment to Sebastian E. Cassetta and Mario F. Rossi in stock of the bonus payable to them for 1999 under their employment agreements. Pursuant thereto, in March 2000 SmartServ issued 148,000 shares of common stock to Mr. Cassetta and 54,000 shares to Mr. Rossi. No sales commissions were paid in connection with such transaction. These shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In December 1999, SmartServ issued to Brauning Associates warrants to purchase an aggregate of 50,000 shares of common stock at an exercise price of $3.00 per share. Thereafter, these warrants were transferred by Brauning Associates to Michael Silva and Todd Peterson, principals of Brauning Associates. These warrants were issued as partial consideration for marketing consulting services provided to SmartServ and expire on December 31, 2002. No sales commissions were paid in connection with such transaction. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In December 1999, SmartServ issued a warrant to purchase an aggregate of 10,000 shares of common stock at an exercise price of $2.50 per share to the Andrew Seybold Group LLC. This warrant was issued as partial consideration for marketing consulting services provided to SmartServ and expires on December 31, 2002. No sales commissions were paid in connection with such transaction. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In January 2000, SmartServ issued 618,239 shares of common stock to Sebastian E. Cassetta pursuant to a Stock Purchase Agreement between SmartServ and Mr. Cassetta. SmartServ received cash in the amount of $6,182 and a note in the amount of $457,497. The note bears interest at a rate of 6.75% and is secured by the common stock. No sales commissions were paid in connection with such transactions. These shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In January 2000, SmartServ issued 206,080 shares of common stock to Mario Rossi pursuant to a Stock Purchase Agreement between SmartServ and Mr. Rossi. SmartServ received cash in the amount of $2,061 and a note in the amount of $152,499. The note bears interest at 6.75% and is secured by the common stock. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act.

         In January 2000, SmartServ issued to Steven Rosner, a warrant to purchase 8,000 shares of common stock at an exercise price of $18.375 per share. This warrant was issued as partial consideration for financial consulting services to be provided to SmartServ and expires on July 2, 2003. No sales commissions were paid in connection with such transaction. The warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In January 2000, SmartServ issued 233,000 shares of common stock to 24 investors. America First Associates Corp., the placement agent, received a commission of 8% of the aggregate purchase price of the shares purchased in the offering, an unaccountable expense allowance of $25,000 in connection with such transaction and warrants to purchase 18,640 shares of common stock at an exercise price of $15.00 per share which expire on January 17, 2005. These shares and warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. Proceeds from the issuance of these shares were $3,495,000.

         In January 2000, SmartServ issued 100,000 shares of common stock to 14 additional investors. No sales commissions were paid in connection with such transaction. These shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. Proceeds from the issuance of these shares were $1,500,000.

         In January 2000, SmartServ issued to DTN a warrant to purchase 300,000 shares of SmartServ's common stock at $8.60 per share in exchange for $324,000. The warrant was to expire on November 17, 2000. No sales commissions were paid in connection with such transaction. In June and November 2000, we issued 200,000 and 100,000 shares, respectively, of common stock upon exercise of the warrant. Proceeds from the exercise of the warrant were $2,580,000. The warrant and the shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In May 2000, SmartServ issued to Lindquist Global Advisors, LLC, a warrant to purchase 50,000 shares of common stock at an exercise price of $49.50 per share. This warrant was issued as partial consideration for financial consulting services to be provided to SmartServ and expires on April 30, 2003. No sales commissions were paid in connection with such transaction. The warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In May 2000, SmartServ issued 353,535 shares of common stock to 3 accredited investors. Gross proceeds from this transaction amounted to $17,500,000. Chase Securities Inc., the placement agent, received a commission of $700,000 and reimbursement of direct expenses of $17,500 in connection with such transaction. These shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

         In May and June 2000, SmartServ issued an aggregate of 95,000 shares of our common stock to Wireless Acquisition Partners, LLC, at prices ranging from $4.70 to $7.69 per share upon the cashless exercise of warrants to purchase such shares. The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In August 2000, we issued 7,615 shares of our common stock to Wireless Acquisition Partners, LLC, at prices ranging from $4.70 to $7.69 per share upon the cashless exercise of warrants to purchase such shares. No sales commission was paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

         In September 2000, we issued 35,000 shares of our common stock to Wireless Acquisition Partners, LLC upon exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $512,264. No sales commission was paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
         -------------------------------------------

(a)      Exhibits:

         The following exhibits are filed as part of this registration statement:

      EXHIBIT                             DESCRIPTION
      -------                             -----------
3.1               Amended and Restated Certificate of Incorporation of
                  SmartServ***
3.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed on June 1, 1998 **
3.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed on October 16, 1998**
3.4               By-laws of SmartServ, as amended***
4.1               Specimen Certificate of SmartServ's Common Stock***
4.2               Form of Warrant Agent Agreement***
4.3               Form of Redeemable Warrant***
4.4 Form of Warrant Agreement used by SmartServ for the warrants issued to Alexandra Building Corp., John E. Herzog, Emanuel E. Geduld, Andrew DaPonte, Anchung Sammy Chung and Fong-Chi Allison Tsao+
4.5 Form of Warrant Agreement used by SmartServ for the warrants issued to Steven Rosner, Andrew Seybold Group, LLC, Michael Kramer, Lindquist Global Advisors, LLC and Brauning Associates+
4.6 Stock Purchase Agreement dated May 12, 2000 between SmartServ and TecCapital, Ltd., The Abernathy Group and Conseco Equity Fund+
4.7 Note Purchase Agreement, dated September 28, 2000, between SmartServ and Hewlett Packard Company*
4.8 Registration Rights Agreement, dated September 28, 2000, between SmartServ and Hewlett Packard Company*
4.9 Convertible Secured U.S. $20,000,000 Promissory Note, dated September 28, 2000, between SmartServ and Hewlett Packard Company*
5.1               Opinion of Parker Chapin LLP+
10.1 Information Distribution License Agreement dated as of July 18, 1994 between SmartServ and S&P ComStock, Inc.***
10.2 New York Stock Exchange, Inc. Agreement for Receipt and Use of Market Data dated as of August 11, 1994 between SmartServ and the New York Stock Exchange, Inc.***
10.3 The Nasdaq Stock Market, Inc. Vendor Agreement for Level 1 Service and Last Sale Service dated as of September 12, 1994 between SmartServ and The Nasdaq Stock Exchange, Inc. ("Nasdaq")***
10.4 Amendment to Vendor Agreement for Level 1 Service and Last Sale Service dated as of October 11, 1994 between SmartServ and Nasdaq***
10.5 Lease Agreement dated as of March 4, 1994, between SmartServ and One Station Place, L.P. regarding SmartServ's Stamford, Connecticut offices***
10.6 Lease Modification and Extension Agreement, dated February 6, 1996, between SmartServ and One Station Place, L.P. regarding SmartServ's Stamford, Connecticut offices****
10.7 Second Lease Modification and Extension Agreement, dated June 29, 2000, between SmartServ and One Station Place, L.P. regarding SmartServ's Stamford, Connecticut offices*
10.8              1996 Stock Option Plan*****
10.9              1999 Stock Option Plan+
10.10             2000 Stock Option Plan*
10.11 Asset Purchase and Software License and Service Agreements between SmartServ Online, Inc. and Data Transmission Network Corporation, dated April 23, 1998******
10.12 Amendment to the Software and License Agreement between SmartServ Online, Inc. and Data Transmission Network Corporation, dated June 24, 1999. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to an order by the Securities and Exchange Commission dated December 2, 1999, granting confidential treatment under the Securities Exchange Act of 1934 and the omitted portions have been filed separately with the Securities and Exchange Commission **

10.13             Letter agreement dated August 26, 1999, amending the Amendment to the Software and License Agreement between SmartServ
                  Online, Inc. and Data Transmission Network Corporation, dated
                  June 24, 1999. Portions of this exhibit (indicated by
                  asterisks) have been omitted pursuant to an order by the
                  Securities and Exchange Commission dated December 2, 1999, granting confidential treatment under the Securities Exchange
                  Act of 1934 and the omitted portions have been filed
                  separately with the Securities and Exchange Commission **
10.14             Amendment to the License Agreement with Data Transmission
                  Network Corporation effective September 1, 2000+
10.15             Amended and Restated Employment Agreement between SmartServ
                  Online, Inc. and Sebastian E. Cassetta, dated January 1,
                  1999**
10.16             Restricted Stock Purchase Agreement between SmartServ Online,
                  Inc. and Sebastian E. Cassetta, dated December 29, 1998**
10.17             Employment Agreement between SmartServ Online, Inc. and Mario
                  F. Rossi, dated January 1, 1999**
10.18             Restricted Stock Purchase Agreement between SmartServ Online,
                  Inc. and Mario F. Rossi, dated December 29, 1998**
10.19             Amended Restricted Stock Purchase Agreement between SmartServ
                  Online, Inc. and Sebastian E. Cassetta, dated December 31,
                  1999+
10.20             Amended Promissory Note between SmartServ Online, Inc. and
                  Sebastian E. Cassetta, dated January 4, 2000+
10.21             Amended Security Agreement between SmartServ Online, Inc. and
                  Sebastian E. Cassetta, dated January 4, 2000+
10.22             Amended Restricted Stock Purchase Agreement between SmartServ
                  Online, Inc. and Mario F. Rossi, dated December 31, 1999+
10.23             Amended Promissory Note between SmartServ Online, Inc. and
                  Mario F. Rossi, dated January 4, 2000+
10.24             Amended Security Agreement between SmartServ Online, Inc. and
                  Mario F. Rossi, dated January 4, 2000+
10.25             Employment Agreement between SmartServ Online, Inc. and Alan
                  G. Bozian, dated May 29, 2000+
10.26             Restricted Stock Purchase Agreement between SmartServ Online
                  Inc. and Robert W. Pearl, dated October 13, 1999*
10.27             Promissory Note between SmartServ Online, Inc. and Robert W.
                  Pearl, dated January 31, 2000*
10.28             Security Agreement between SmartServ Online, Inc. and Robert
                  W. Pearl, dated January 31, 2000*
23.1              Consent of Ernst & Young LLP++
23.2              Consent of Parker Chapin LLP (Included in Exhibit 5.1)
27                Financial Data Schedule*
------------
+                 Filed with the original Form SB-2 filing or Amendment No. 1 thereto
++                Filed herewith
*                 Filed as an exhibit to SmartServ's Annual Report on Form
                  10-KSB for the fiscal year ended June 30, 2000
**                Filed as an exhibit to SmartServ's Annual Report on Form
                  10-KSB for the fiscal year ended June 30, 1999
***               Filed as an exhibit to SmartServ's registration statement on
                  Form SB-2 (Registration No. 333-114)

**** Filed as an exhibit to SmartServ's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996
*****             Filed as an exhibit to SmartServ's Proxy Statement dated
                  October 10, 1996
****** Filed as an exhibit to SmartServ's Quarterly Report on Form 10-QSB for the period ended March 31, 1998

Item 28. UNDERTAKINGS.
         -------------

(A)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)               Undertaking Required by Regulation S-B, Item 512(f)

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 9th day of February, 2001.


                                              SmartServ Online, Inc.



                                              By: /S/ SEBASTIAN E. CASSETTA
                                                 --------------------------
                                                 Sebastian E. Cassetta
                                                 Chairman of the Board, Chief
                                                 Executive Officer and Director




         Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                 Title                                  Date
         ---------                                 -----                                  ----
      /S/ SEBASTIAN E. CASSETTA*          Chairman of the Board,                  February 9, 2001
---------------------------------------   Chief Executive Officer,
    Sebastian E. Cassetta                 and Director


    /S/ THOMAS W. HALLER                  Senior Vice President and               February 9, 2001
---------------------------------------   Treasurer (Chief Financial
    Thomas W. Haller                      and Accounting Officer)


    /S/ MARIO F. ROSSI*                   Executive Vice President,               February 9, 2001
---------------------------------------   Chief Technology Officer
    Mario F. Rossi                        and Director


                                          Director                                February __, 2001
---------------------------------------
    Claudio Guazzoni


    /S/ CHARLES R. KLOTZ*                 Director                                February 9, 2001
---------------------------------------
    Charles R. Klotz


                                          Director                                February __, 2001
---------------------------------------
    Stephen Lawler


    /S/ L. SCOTT PERRY*                   Director                                February 9, 2001
---------------------------------------
    L. Scott Perry


    /S/ ROBERT H. STEELE*                 Director                                February 9, 2001
---------------------------------------
    Robert H. Steele

    /S/ CATHERINE CASSEL TALMADGE*        Director                                February 9, 2001
----------------------------------
    Catherine Cassel Talmadge

    /S/ CHARLES R. WOOD*                  Director                                February 9, 2001
---------------------------------------
    Charles R. Wood

*By:     /S/ THOMAS W. HALLER
    -----------------------------------
      Thomas W. Haller as attorney-in-fact.